Exhibit 16(10)

IHS Markit Contract Number 00349507 IHS Markit Master Agreement BETWEEN IHS Markit legal name Markit North America Inc Incorporated in NY United States Registered office 450 West 33rd Street, 5th Floor New York 10001 United States AND Subscriber legal name Sammons Financial Group, Inc. Incorporated in Registered office 4350 Westown Pkwy West Des Moines Iowa 50266-1036 United Stales IT IS HEREBY AGREED: (A) Markit agrees to provide Subscriber with access to and use of the Markit data, software and/or services (the “Services*) identified in and specifically subscribed for by Subscriber under each executed addendum hereto, as may be amended or supplemented from time to time by mutual agreement of the parties hereto (any executed addendum hereto is referred to herein as an “Addendum”). This Agreement provides the general terms and conditions under which those Services are provided to Subscriber or, where expressly permitted, its Affiliates. Accordingly, the terms and conditions set out herein are incorporated by reference into all Addenda and shall, unless an Addendum expressly states otherwise, apply to all Services. !Bj The parties hereby agree that Subscriber or certain Affiliates of Subscriber may subscribe to the Services and that Markit or certain Affiliates of Markit may provide the Services pursuant to this Agreement by executing an applicable Addendum. In such circumstances, the terms of this Agreement shat apply mutatis mutandis to the Services provided under such Addendum, and references to “Subscriber” or “Markit” in this Agreement shall be read, for the purposes of such Addendum, to mean the Subscriber Affiliate or Markit Affiliate (as applicable) identified in such Addendum. For the purposes of this Agreement only, “Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity, from time to time but only for so long as such control exists. 1. Term i .1 Term. The initial term and any subsequent renewal term for the Services shall be set out in the Addendum relevant to the Services in question (“Term”). This Agreement shall be effective Irom, and continue in full force and effect as of, the Acceptance Date and the provisions of this Agreement shall, unless expressed Io survive termination, continue to apply to each Addendum until the expiry of its Term. z. Services 21 License. Any llcense(s) granted to Subscriber by Markit shall be detailed in the appropriate Addendum and shall be subject to the terms and conditions of this Agreement and such Addendum. Subscriber expressly acknowledges and agrees that it shall access and use the Services solely and exclusively for the purposes set out in, and in accordance with, the relevant Addendum and this Agreement, and that Subscriber shall not permit the Services to be used by any third party (including its Affiiates) except as expressly permitted in such Addendum. The consideration to be paid by Subscriber to Markit under this Agreement and each applicable Addendum is based on the type, scope and extent of the Services selected by Subscriber. If Subscriber wishes to obtain a broader license in respect of additional rights or services, it should contact Markit to discuss the various licensing options. Confidential Copyright IHS Markit All Rights Reserved Contract number 00349507

2.2 Provision of Services. In providing the Services, Markit shall use commercially reasonable endeavours to perform its obligations hereunder in accordance with Good Industry Practice (where “Good Industry Practice” means, in relation to any particular circumstances, the degree of skill, diligence, prudence, foresight and operating practice which would reasonably and ordinarily be expected from a reasonably skilled and experienced provider of equivalent services and/or data of a similar type to that provided pursuant to this Agreement under the same or similar circumstances and conducted in accordance with all applicable laws, rules and regulations). 2.3 Personnel. a) Designated Users. Where an Addendum so permits, Subscriber shall be entitled to give its Designated Users access to and use of the Services which are the subject of such Addendum. For the purposes of this Agreement, “Designated User means each officer, employee or agent (each being a natural person) of Subscriber, who In each case is from time to time authorised by Subscriber to access and use a particular Service or Services on behalf of Subscriber from a designated IP address as set out in, or otherwise in accordance with, the relevant Addendum. Subscriber shall (i) maintain an up to date list of all Designated Users and make such list available for inspection at Markit’s reasonable request and (ii) ensure that each Designated User is made aware of the provisions of this Agreement and the relevant Addendum, and shall procure that each Designated User complies with all such provisions. For the avoidance of doubt, and without prejudice to the generality of the foregoing. Subscriber shall procure that each Designated User shall only access and use the relevant service(s) for Subscriber’s permitted purpose(s) as set out in the relevant Addendum. Subscriber hereby agrees, without limiting Markit’s other rights and remedies, that it is responsible and liable for the Designated Users’ access to, and use of, the Services, including any negligent acts or omissions of its Designated Users or their breach of any of the terms of this Agreement or any Addendum. b) Markit’s Personnel. Subscriber does not and shall not select Markit’s employees, agents, contractors and consultants (“Markit Personnel”) and Markit Personnel shall not be nor act under the supervision and control of Subscriber. Subscriber shall not be responsible for any hiring and termination decisions with respect to Markit Personnel and for determining the means and methods of performing the Services. 2.4 Delivery. The method of access to, or delivery or transmission of the Services to Subscriber (together, “Delivery”) shall be as set out In the relevant Addendum. Subscriber shall be solely responsible for any and all equipment, facilities and/or connections necessary to enable Delivery to Subscriber’s own computer systems. Markit shall have no responsibility for any such equipment, facilities or connections. Where Delivery of a particular Service is specified to be provided by way of login access codes, user names and/or passwords (“Logins”), Subscriber acknowledges and agrees: a)That each Login is personal to, and for use only by, the Designated User to whom It is issued; b) To ensure that each Designated User keeps his/her Login confidential and does not disclose or share his/her Login with any other person; and c) To accept full responsibility for the use and protection of the Logins provided to it. Markit shall administer, designate and permission the Logins in accordance with this Agreement and the relevant Addenda hereto. Without prejudice to Section 2.4(c), Markit reserves the right to cancel without liability to Subscriber one or more Logins and/or assign replacement Logins to Subscriber If Markit (acting reasonably) suspects unauthorised use of any such Login. 2.5 Security. Subscriber will at all times maintain security systems and procedures no less stringent than those which it applies to its own confidential or sensitive data and/or systems to prevent any unauthorized access to, misuse of, or disruption to the Services. These shall include, at a minimum; a) Establishing and maintaining all reasonable procedures and systems to allow for the proper Delivery of data in accordance with this Agreement and any Addenda hereto, and to ensure that the Services are accessible only by Designated Users using, where applicable, their respective Logins; b) Establishing and maintaining all reasonable procedures necessary to protect the Services, Markit’s systems and Subscriber’s systems from unauthorised third-party access, misuse, damage or disruption; c) Informing Markit (wherever practicable) of any proposed changes to Subscriber’s security or information technology systems or policies which might reasonably be expected to adversely affect the receipt or security of any of the Services; and d) Immediately giving written notice to Markit of any unauthorised access to or misuse of the Services, Markit’s systems or Subscriber’s systems of which it is aware, setting forth in reasonable detail the nature of the security breach and the measures taken by Subscriber to cure such breach. 2.6 Modification of Services. Each and all of the Services and types ot financial instruments to which the Services may be applied are subject to modification (including addition, alteration or deletion) by Markit to reflect (i) statistical, technical, administrative, markel-based or other changes that Markit determines in its sole discretion, acting in good faith, are required or desirable or (ii) any legal or regulatory changes that Markit determines in its sole discretion, acting in good faith, may affect such Services. 2.7 No Advice. The Services (and each of them) are intended only for professionals in the financial markets and are not, and should not be construed as financial, investment, legal, tax or other advice of any kind, nor should they be regarded as an offer, recommendation, or as a solicitation of an offer to buy, sell or olherwlse deai in any investment or securities. Subscriber may not use the Services to transmit, undertake or encourage any unauthorized investment advice or financial promotions, or to generate any advice, recommendations, guidance, publications or alerts made available to its clients or other third parties. Nothing in the Services constitutes a solicitation by Markit of the purchase or sale of loans, securities or any investment. Confidential Copyright IHS Markit All Rights Reserved Contract number 00349507

2.8    Website Terms. In addition to the terms and conditions of this Agreement, Subscriber’s access to and use of the Markit.com website or any website provided by Markit or any of its Affiliates shall be in accordance with any “Terms of Use” contained thereon, as amended or supplemented from time to time; provided, however, that to the extent any terms in such “Terms of Use” are inconsistent with or conflict with the terms and conditions of this Agreement and/or any Addendum with regard to the access and use of Services, the terms and conditions of this Agreement and/or such Addendum shall prevail unless specifically indicated otherwise. 2.9 Prohibited Use. Except as expressly permitted in the Addendum relevant to the Service(s) in question, Subscriber agrees that it shall not (and shall ensure that none of its Designated Users shall) distribute, duplicate, transfer, sub-license, rent, lend, transmit. sell. re-olrculate, display, repackage, assign, lease, resell, publish or otherwise make available all or any portion of the Service(s} and/or any data, information, analysis or presentation included therein, by whatever means to any other person or entity (including its Affiliates). In addition to and without limiting the foregoing, Subscriber shall not and shall ensure none of its Designated Users shall (except where expressly permitted in an Addendum); a)Copy, translate, convert, decompile, alter, enhance, disassemble, reverse engineer, modify, change, or create derivative works from ail or any part of the Services or the data provided thereunder;” b)Enter into any serv’ce, reporting or other agreement or arrangement with any person or entity pursuant to which all or any of the Services are used to produce or distribute information or services to or for such (or any other) person or entity; c)Use any of the Services and/or the Markit systems for any illegal or unlawful purpose or in a manner which is competitive with or which would create a functional substitute for the Sendees; d)Remove, suppress or modify In any way the proprietary markings, including any trademark or copyright notice, used in relation to any of the Services or Markifs intellectual property; e)Refer to any of the Services or any trademark or copyright notice used in relation thereto, in a way which does or may imply (i, that any Services form part of the services or products offered to Subscriber’s clients, or (ii) that Markit is responsible for the accuracy or quality of the sendees or any other information or data that Subscriber provides to its clients; 0 Violate any applicable local, state, national or international law, statute, ordinance, rule or regulation. Including any of the foregoing relating to competition or antitrust matters; or g) infringe, violate, breach or otherwise contravene any rights of Markit, its Affiliates or any third party (including any Data Provider (as defined below)), including any copyright, database right, trademark, patent, right of confidence or any other proprietary or intellectual property right In connection with the Sendees. 2.10Intellectual Property. The parties agree that; a)The Services and all intellectual property rights associated with or comprised in any of the Sendees (Including intellectual property subsisting in any models, feed formats, software, data or materials forming part of the Services), and all enhancements, modifications, improvements or additional services applicable thereto; and bj All information, documentation, computer programs, systems, customizations, enhancements and websites created by, or on beha’f of, Markit in connection with the Services; Shall in each case be the sole and exclusive property of Markit (or, as the case may be, its Affiliates or Data Providers (as defined below)) and shall not be considered works for hire. Subscriber agrees that, other than the right to access and use the Services in accordance with the terms of this Agreement and any relevant Addendum, it has no right, title or interest in or to any of the Services or any intellectual property subsisting therein. All rights not expressly granted hereunder or under an Addendum are explicitly reserved by Markit and/or its Affiliates. Subscriber acknowledges that the Services were developed, compiled, prepared, revised, selected and arranged by Markit, its Affiliates and/or certain other information providers (each a “Data Provider”) through the application of methods and standards of judgment developed and applied through the expenditure of substantial time, effort and money, and constitute valuable intellectual property and trade secrets of Markit (or Its relevant Affiliate or Data Provider as the case may be), the unauthorized disclosure, use or dissemination of which would cause irreparable harm and constitute a free ride on Markit’s labor and efforts. Subscriber agrees to use commercially reasonable efforts to protect the proprietary rights of Markit, its Affiliates and/or the relevant Data Provider in the Services, during and after the Term and agrees to notify Markit promptly upon becoming aware of any infringement or unlawful use of the Services and/or Markit’s contractual, statutory, common law and other intellectual property and proprietary rights in the Services. Subscriber shall comply with all reasonable written requests made by Markit to protect and enforce its contractual, statutory and common law and other intellectual property and proprietary rights in the Services. Subscriber agrees Io notify Markit in writing promptly upon becoming aware of any claim that any or all of the Services infringes upon or constitutes any unlawful use of any copyright, database right, patent, trade mark, or other proprietary, intellectual property, contractual, statutory or common law right. Subscriber acknowledges that, as a reasonable protection of the proprietary rights in the Sendees and to avoid any breach of Markit’s obligations to Data Providers, any dissemination or distribution of data or information identical to or derived from the Services shall (other than as permitted expressly under this Agreement or the relevant Addendum) be deemed a material breach of the terms of Sections 2.1,2.3,2.9, and 2.10 of this Agreement. 211 Third Party Data. Subscriber acknowledges that certain Data Providers may have rights in the data or information forming part of or comprising the Services and agrees to comply with any restriction or condition imposed by Data Providers relating to such data or information as notified by Markit or such Data Providers. As part of such compliance, Subscriber may be required to enter into a separate agreement with Markit or a Data Provider in order to receive or to continue to receive such data. Data Provider restrictions may be provided at www.markit.com/en/about/legal/terms-of-use.page and/or supplied within the Service or directly by the Data Provider. Confidential Copyright IHS Markit All Rights Reserved Contract number 00349507

2.12    Trademarks, Except as expressly permitted in this Agreement or an Addendum hereto, neither party hereto shall use any of the other party’s trademarks, trade names or service marks in any manner, without the prior written consent of the other party. 2.13 Internal Use. Where an Addendum grants Subscriber a license for ‘internal business purposes’ or ‘internal use’, Subscriber shall be entitled to use the relevant Services granted under the license only in relation to its internal operations and such license shall not permit Subscriber: a)To use all or any part of such Services to provide any service or product to any third party (including any of its Affiliates); or b)To give or allow access to, or to otherwise disseminate, all or any part of such Services in any manner whatsoever to any third party (including any of its Affiliates). 2.14Data Protection. Subscriber acknowledges that, pursuant to this Agreement and any applicable Addendum, Markit may receive information from Subscriber about some or all of Subscriber’s Designated Users or other individuals. This information may Include personal data such as names, company names, titles, work contact information, personal contact information, dates of birth, passport images and payment information (“Personal Data”). Markit will handle all Personal Data in accordance with Market’s Privacy and Cookie Policy which can be found at http://www.markit.com/General/Privacy-and-Cookie-Poticy. in order to provide the Services Markit may: a) Use, collect, store, disclose and process the Personal Data; and b)Transfer the Personal Data inside of, and outside of, the European Economic Area. Subscriber represents that its Designated Users, and those Individuals for which they provide Personal Data to Markit, have consented to the processing and transfer of their Personal Data as se, out in this Section 2.14. 3. Fees and Charges 3.1Fees. In consideration of the rights granted to Subscriber in this Agreement and the applicable Addendum. Subscriber agrees to pay Markit the fees indicated in each applicable Addendum(s) (“Fees”) (as amended from time to time to reflect additional services or changes in pricing as provided). The Fees shall be paid in USS (unless parties agree otherwise), in advance as described in the applicable Addendum(s), and are due and payable within thirty (30) days of the date of receipt of the relevant invoice from Markit. Subscriber will, in addition, pay interest on any undisputed overdue sum at a rate of 2% above LIBOR, compounded daily until payment is made in full (including of any such interest). 3.2Tax. In addition to the Fees, Subscriber will pay to Markit or to the relevant taxing authority, as appropriate, any applicable sales, use, goods and services, value added, withholding or similar taxes payable (including any penalties, interest or similar charges in lieu of failure to timely pay) under this Agreement or an Addendum so that after payment of such taxes the amount Markit receives is not less than the Fees specifically set forth in the invoice. 3.3No Withholding. In all cases, any undisputed amounts due under this Agreement and any Addendum will be paid by Subscriber in full without any withholding, set-off, counterclaim or deduction provided that Subscriber shall notify Markit within thirty (30) days of any event that may give rise to a dispute of such amount Subscriber agrees to pay the undisputed portion of the invoice in accordance with the foregoing provisions of this Section 3.1. Both parties agree to use reasonable efforts to resolve the disputed portion of such invoice within forty-five (45) days after the date notice of the dispute is sent by Subscriber to Markit. 3.4Changes to Fees. Markit may increase or decrease all or any portion of the Fees due in respect of any Addendum by giving Subscriber no less than ninety (90) days prior written notice before the beginning of any subsequent renewal term. Fee increases will be limited to an amount equal to the lesser of: (i) the percentage increase in the Consumer Price Index for all Urban Consumers (“CPI”) from the immediately preceding January 1, published by the United States Bureau of Labor Statistics; or (ii) [three percent (3%). 3.5 Termination. Promptly upon any termination of an Addendum, Subscriber shall pay all Fees, taxes and other sums owed under such Addendum in respect of the period up to the date of such termination. 3.6 Refund. In the event of any termination of an Addendum pursuant to Sections 8.1(c) or 8.1(d) there will be no refund under any circumstances of any Fees paid by Subscriber prior to the date of such termination, In the event of a termination pursuant to 8.1 (a), 8.1 (b) or 8.2, Markit shall refund Subscriber on a pro-rata basis such element of Fees received by Markit In respect of any Services which are the subject of the terminated Addendum which relate to the period after the date of such termination. 37 Reimbursable Expenses. Where relevant to an applicable Service, Subscriber shall pay Markit for any undisputed reimbursable expenses incurred by Markit (which have been agreed to in advance between the parties) within thirty (30) days of the date of the relevant invoice from Markit. 4Warranties 4.1Mutual Representation and Warranties. Each party hereby represents and warrants to the other party that; a) it has the lull right, power and authority to execute, deliver and perform this Agreement and any Addendum in accordance with its terms; Copyright C Confidential Copyright IHS Markit All Rights Reserved Contract number 00349507

b) this Agreement and each Addendum has been duly executed and delivered by or on behalf of such party and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; c)    no consent, approval, authorisation or order of any person or entity is required for the execution delivery or performance of this Agreement or any Addendum by such party, and neither the execution, delivery nor performance of this Agreement or any Addendum by such party will (i) conflict with, or result in a breach of, or constitute a default under, or result in a violation of, any organisational document of such party or any agreement or instrument to which such party Is subject or by which it is bound, or (if) result in the violation of any applicable law, rule or regulation to which such party Is subject, including without limitation OFAC and any equivalent exclusions of a similar body; 4) I shall comply with all anti-slavery or human trafficking laws and/or regulations, including but not limited to the UK Modern Slavery Act 2015 (‘Anti-Slavery Regulations’*} as may apply to its business, and has or shall promptly establish, maintain and enforce throughout the Term its own policies and procedures with respect to compliance with current or future Anti- Slavery Regulations. This section shall also apply to Affiliates of each party providing or receiving Services hereunder; and e) it shall comply with all current and future applicable anti-bribery and anti-corruption laws and regulations applicable to its business, including but not limited to the UK Bribery Act 2010 and US Foreign Corrupt Practices Act (“Anti-Bribery Regulations”), and shall have, maintain and enforce throughout the Term its own policies and procedures with respect to compliance with the Ant-Bribery Regulations. This section shall also apply to Affiliates of each party providing or receiving Services hereunder Each of the parties hereto agrees that the representations and warranties set forth in this Section 4.1 shall survive the execution, delivery and termination of this Agreement. 4.2 Disclaimer of Warranties. SUBSCRIBER AGREES THAT THE SERVICES PROVIDED TO SUBSCRIBER BY MARKIT SHALL BE ON AN “AS IS” BASIS AND THAT, TO THE MAXIMUM EXTENT ALLOWED BY LAW, EXCEPT AS UNAMBIGUOUSLY AND EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ADDENDUM, NEITHER MARKIT, ITS AFFILIATES OR ANY DATA PROVIDER MAKES ANY REPRESENTATION, WARRANTY, CONDITION, UNDERTAKING OR TERM, WHETHER EXPRESS, IMPLIED OR STATUTORY, REGARDING OR RELATING TO THE SERVICES (INCLUDING THEIR MAINTENANCE AND SUPPORT) OR ANY OF THE DATA, DOCUMENTATION, OR MATERIALS PROVIDED OR MADE AVAILABLE TO SUBSCRIBER UNDER THIS AGREEMENT OR AN ADDENDUM, INCLUDING; a) OF MERCHANTABILITY OR THAT ANY OF THE SERVICES ARE FIT FOR ANY PARTICULAR PURPOSE; OR b) AS TO THE CONTINUITY, ACCURACY, TIMELINESS OR COMPLETENESS OF ALL OR ANY OF THE SERVICES OR ANY OF THE RESULTS TO BE ATTAINED BY SUBSCRIBER OR OTHERS FROM THE USE OF THE SERVICES, and Subscriber acknowledges that it has not relied upon any warranty, guaranty or representation (express or implied) made by Markit its Affiliates or any Data Provider, except the representations made by Markit specifically set forth in this Agreement, 4.3 Virus Protection. Each party shall use commercially reasonable efforts in the form of antivirus software protection to prevent the Services from being infected with any virus, worm or disabling devices. 5. Limitation of Liability 5.1 No Liability. Subject to Section 5.5, neither Markit, its Affiliates nor any Data Provider shall in any way be liable to Subscriber, whether in contract (including under an indemnity), in tort (including negligence), under a warranty (express or implied), under statute or otherwise, in respect of any toss or damage suffered by Subscriber or any Affiliate or client of Subscriber arising in respect of, or in connection with (i) any inaccuracy, error or omission, regardless of cause, in any of the Services (including in any data forming part of the Services) or (ii) any advice, opinion, recommendation, guidance, forecast, judgment publication, conclusion or any course of action (or inaction) of Subscriber or any Affiliate or client of Subscriber, made or taken in reliance of, or based on, any of the Services (including in any data forming part of the Services). 5.2Aggregate Liability. Subject to Section 5.5, each party’s entire liability to the other (including any liability for the acts and omissions of their Affiliates, employees or, in Markifs case, any Data Provider) In respect of any breach of its contractual obligations arising under this Agreement or an Addendum or (save in the case of fraud or fraudulent concealment, any representation, statement or tortious act or omission, including negligence, arising under or in connection with this Agreement or an Addendum shall be limited to financial compensation up to a sum not to exceed the aggregate of the Fees actually paid (or in Subscriber’s case, payable) to Markit or its Affiliates in respect of the Services and/or Addendum to which the liability relates in the twelve (12) months immediately preceding such claim. 5.3Consequential Damages. Under no circumstances will a party have any liability arising from contract (including under any indemnity), in tort (including negligence), under any warranty (express or implied) under statute or otherwise in each case for any indirect, incidental, exemplary, special or consequential punitive losses or damages arising under this Agreement or an Addendum, including loss of profits, regardless of whether such damages could have been foreseen or prevented (together, “Consequential Damages”). Notwithstanding the foregoing, a party may seek injunctive relief and/or any Consequential Damages arising as a result of any breaches referred to in Sections 6.1(b) and 6.2(b) respectively. 5.4 Force Majeure. Neither party wil be liable for any failure to perform any obligation hereunder, or for any delay in the performance thereof, due to causes beyond its reasonable control, including industrial disputes of whatever nature, acts of God, act of the public enemy or war, sabotage or terrorism, acts of government, failure of a third party telecommunications or electricity provider, fire, flood or other casualty (each, a “Force Majeure Event). The party prevented from performance by a Force Majeure Event shall give the other party written notice of the Force Majeure Event promptly upon discovery Confidential Copyright IHS Markit All Rights Reserved Contract number 00349507 thereof, and shall use reasonable efforts to recommence performance of the affected obligations or provide an acceptable alternative. 5.5 Exclusions. Nothing in this Agreement or any Addendum will or purports to exclude or limit any liability of either party (or their Affiliates) for death or personal injury resulting from negligence, or lor fraud or fraudulent misrepresentation. The limits on liability set out in Section 5.2 shall not apply in respect of: a)    Any liability arising as a result of gross negligence or willful misconduct; b) A breach ol the intellectual property rights of either party by the other party or its Affiliates; c)Each party’s obligations under Sections 6 and 9 below; and; d)Subscriber’s liability under Sections 3.1 and 3.2. 5.6 Essential Element. The Fees payable in respect of the Services reflect the limitations on liability contained In this Section 5 and accordingly form an essential element of the commercial bargain agreed between the parties. As such, the parties hereby agree and acknowledge that the limitations of liability in this Section 5 are reasonable. e. Indemnification 6.1Subscriber Indemnity. Subscriber hereby indemnifies, and agrees to hold harmless Markil, its Affiliates and each of their respective directors, officers, agents, employees, successors, assigns and all Data Providers, and each of their respective Affiliates, directors, officers, agents, employees, members, partners, successors and assigns (together “Markit Indemnitees”) from and against any and all losses, liabilities, damages, costs (including reasonable attorneys’ fees) and expenses arising as a result of; a)Any claim, suit or proceeding (collectively, “Claims”) brought by any third party against any Markit I ndemnitee in connection with any third party’s access or use of any of the Services (or any data forming part of the Services) permitted or suffered by Subscriber or its Affiliates; or b)Any use of a Service in breach of the terms of this Agreement or an Addendum or a breach of Section 9 (Confidentiality, below. 6.2Mark’d Indemnity. Markit hereby indemnifies, and agrees to hold harmless Subscriber, its Affiliates receiving the affected Service(s) and their respective directors, officers, employees, successors and assigns (together “Subscriber Indemnitees’) from and against any and all losses, liabilities, damages, costs (including reasonable attorneys’ fees) and expenses arising as a result of; »! Any and all Claims brought by any third party against any Subscriber Indemnitee arising from a claim that the provision of the Services by Markit, when used by Subscriber in accordance with the terms of this Agreement and the relevant Addendum, infringes any patent, trade secret, copyright or other proprietary rights of such third party; or bi A breach by Markit of its obligations under Section 9 (Confidentiality) below. 6 3 Detense ol C a ro. A party (“Indemnitee”) shall provide timely notice of any claim for which it may seek indemnification under this Section 6 and shall cooperate with the other patty (“Indemnitor”, in the defense thereof (save that either party’s failure to provide such notice will not excuse the indemnifying party from its indemnification obligations and duties lo defend, except to the extent that the Indemnifying party’s ability to defend or settle the relevant Claim is actually prejudiced by such failure). The indemnitor shall have the right to control the defense of any such claim, provided that the Indemnitee may participate in the proceedings at its own expense. The Indemnitor shall not enter into any settlement or compromise of any such claim, or make any attribution of fault or wrongdoing to, or admission on behalf of, the Indemnitee that would impose any liability or obligation upon the Indemnitee without the Indemnitee’s prior written consent, which consent sha’I not be unreasonably withheld, conditioned or delayed. 6 4 Exemption Irom Indemnity. The Indemnitor shall not be obliged to indemnify the Indemnitee with respecl to any loss lo the extent such loss arises from the fraud, fraudulent misrepresentation, gross negligence or willful misconduct of the Indemnitee or an Affiliate thereof. The indemnity in Section 6.2(a) shall not apply (and Markit shall have no liability to Subscriber Indemnitees thereunder, to the extent that the infringement referred to in Section 6.2(a) results from any unauthorised use or distribution by Subscriber of the Sendees (or any data forming part of the Services) or any alteration or modification of the Services or such data (including the combination of any of the same with any other services or data) not authorized in writing by Markit or made in accordance with any specifications or instructions provided by Subscriber. 7. Remedies 7.1Cumulative Remedies. In the event of a breach or threatened breach of any of the provisions of this Agreement or an Addendum by either party to this Agreement or any of its Designated Users, officers, employees, agents or Affiliates, the other party shall be entitled to seek injunctive relief to enforce the provisions of this Agreement or the relevant Addendum, but nothing herein shall preclude such party from pursuing any action or other remedy for any breach or threatened breach of this Agreement or Ihe Addendum, alt of which shall be cumulative. 7.2Suspension. Markit is entitled to suspend with immediate effect the Services or any part thereof If in its reasonable opinion; (i,, Subscriber is in breach of Ihe terms of this Agreement or any Addendum or any license granted therein; (ii) Subscriber fails to cooperate with any reasonable investigation of such breach; or (iii) it is necessary to do so in order to comply with any applicable law, regulation or decision of any applicable regulatory body. a. Termination All rights Confidential Copyright IHS Markit All Rights Reserved Contract number 00349507

b.i Termination by Markit. Markit may terminate any specific Addendum and cancel or withdraw all or any part of the Serviced) provided pursuant to such Addendum: ej Upon written notice to Subscriber at such time as it reasonably considers that the data used to provide such Service(s) is not commercially satisfactory In terms of legality, quality, volume or signilicance provided that any termination by Markit pursuant to this Section 8.1(a) shall be effective only if Markit terminates all licenses and agreements for such Service(s) with all of its clients and ceases providing such Service(s) generally at such time; b) Upon written notice to Subscriber at any time (i) that the provision of such Service(s) has, in Markifs good faith determination, become unlawful or (ii) that such Servfoe(s) has become subject to a c’aim that it infringes the rights of any third party; provided that any termination by Mark’t pursuant to this Section 8.1(b) shall be effective only if Markit terminates all licenses for any such affected Service(s), and ceases providing such affected Service(s) generally at such time; c)In the event of a material breach by Subscriber ol any of the provisions of this Agreement orthe applicable Addendum and (where the breach is capable of being remedied) that breach has not been remedied within thirty (30) days’ after its receipt of written notice thereol; d)Upon the occurrence of Subscriber having a receiver, administrative receiver or an administrator appointed, passing a resolution for winding up or a court of competent Jurisdiction making an order to that effect, becoming subject to an administration order, entering into a voluntary arrangement with its creditors or anything equivalent to Ihe foregoing occurring under national or local law, except where for the purposes of a solvent and bona fide amalgamation or reorganization; or ei Upon any change of control of Subscriber or its relevant Affiliates (whether by merger, stock transfer or otherwise) or any sale, lease or other transfer of all or substantially all of the assets of Subscriber or its relevant Affiliates. S.2Termination bv Subscriber, Subscriber may terminate any specific Addendum and cancel its access Io the Service^} provided pursuant to such Addendum: a! (Unless otherwise provided In the applicable Addendum) in the event of a material breach by Markit of any of the provisions of the applicable Addendum and (where the breach is capable of being remedied) that breach has not been remeded within thirty (30) days after its receipt of written notice thereof; bi Upon written notice to Markit at any time that (i) the use of such Service(s) (as permitted under this Agreement and the applicable Addendum) has, pursuant to the judgment of a court of competent jurisdiction or a regulatory agency, become unlawful; or (ii) Subscriber has been named party to a claim that the Service infringes the right of any third party and Markit has materially breached its indemnification obligations pursuant to Section 6 of this Agreement with respect to such claim; or c)Upon the occurrence of Markit having a receiver, administrative receiver or an administrator appointed, passing a resolution for winding up or a court of competent jurisdiction making an order to that effect, becoming subject to an administration order, entering into a voluntary arrangement with its creditors or anything equivalent to the foregoing occurring under national or local law. except where for the purposes of a solvent and bona fide amalgamation or reorganisation. a.a Post Termination. Upon any termination or expiration of the Term under an Addendum: at All licenses granted under such terminated or expired Addendum shall terminate automatically and Immediately; bl Subscriber shall immediately cease using the Servce(s) provided under the expired or terminated Addendum; and c)Subscriber shall (i) destroy all hard copies of data or information forming part of such Service(s) (‘‘Data*’) In its possession or control and (ii) expunge permanently all electronic Data Irom its systems, In each case, within thirty (30) days of termination or expiration of such Term, except that Subscriber may retain a copy of any Data to the extent necessary for the purpose of satisfying regulatory requirements or to comply with its internal audit, provided that such retained Data is no longer readily accessible and shall not be used tor any other purpose. Subscriber shall cooperate with Markit in connection with any reasonable request Io verify Its (and where applicable its Affiliates’) compliance with Sections 8.3(b) and 8.3(c). 9. Confidentiality 9.i Subject to Section 9.3 and except as otherwise set forth in this Agreement and any Addendum hereto, or any other agreement between the parties, each party (a “Recipient”) sha’t keep the Confidential Information of the other party (the “Discloser”) secret and confidential and shall use such Confidential Information only in accordance with the terms of this Agreement, and shall not (without the prior written consent of the Discloser) disclose any part of that Confidential Information to any person other than a) where the Recipient is Subscriber, its Designated Users or other employees; and b) where the Recipient is Markit, its Affiliates and their respective employees, who, in each case, require access to such Confidential Information in order for the Recipient to perform its obligations and/or receive the benefit ol its rights under this Agreement or an Addendum (collectively, “Representatives”). For the purposes of this Agreement or an Addendum, ‘Confidential Information” means in relation to either party (i) the terms of this Agreement and each Addendum and (ii) all confidential and proprietary information (whether such information is in oral or written form or is recorded in any other medium) about or pertaining to: (A) the Services or any evaluation of any future services; or (B) the business of that party or its customers, which in each case is disclosed to the other party or its Representatives, or which is acquired by or otherwise comes to the knowledge of Ihe other party or its Representatives in connection with this Agreement or an Addendum or any future exchange of information between the parties or their Representatives. Without limiting the generality of the foregoing, Confidential Information shall: a) In respect of Markit, include details of the Services including any confidential information or data forming part thereof, any business methods and models, feed formats, software (including all source code source documentation and object codes), documentation, customizations, upgrades and updates, inventions, know-how, programs or apparatus programs related to Confidential Copyright IHS Markit All Rights Reserved Contract number 00349507 or connected with the Services; and b) In respect of Subscriber, includes confidential business information relating to Subscriber but excludes the content of any or all of the Services or any aggregated data received from Markit’s Data Providers and any information made available to Markit or its Affiliates in accordance with any other agreements in place between the parties. 9.2    Subject to Section 9.3, Recipient shall not, and shall procure that its Representatives shall not (without the prior written consent of the Discloser) use the Confidential information except for the purpose of performing its obligations and/or receiving the benefit of its rights under this Agreement or an Addendum. Each party shall be responsible for the acts and omissions of its Representatives with respect to such Confidential Information. 9.3 Sections 9.1 and 9.2 shall not apply to: a) Any Confidential Information shown by the written record to be in or which passes into the public domain, other than directly or indirectly as a result of or in connection with any act or default of the Recipient or any of its Representatives in breach of this Agreement or an Addendum; b) Any Confidential Information which the Recipient can demonstrate was lawfully in its possession prior to disclosure of such Confidential information by the Discloser; c) The use or disclosure of Confidential Information in accordance with rights lawfully granted by a third party, d) Information that was independently developed by Recipient or its Representatives without use of or reference to the Confidential Information of Discloser; or e) The disclosure of Confidential Information to the extent required by any applicable legislation or subordinate legislation or any court or judicial or administrative authority of competent authority, provided however, that prior to making any such disclosure, the Recipient promptly notifies the Discloser of such requirement or request (where allowed by law to do so), and allows the Discloser the reasonable opportunity to exhaust all reasonable legal and equitable channels for maintaining such information in confidence. 9.4 Neither party may advertise or promote itself using the name, service mark, logo, or description of the other party, including but not limited to press releases and customer/client lists, without the other party’s consent. 10 Audit Subscriber shall permit Markit (or a representative of Markit), on reasonable notice, and at all reasonable times, to attend the offices of Subscriber and/or to inspect the relevant books, records and equipment of the Subscriber to verify Subscriber’s compliance with the terms of this Agreement and/or any relevant Addendum. In conducting any such audit Markit shall use its reasonable endeavours to limit, as far as practicable, material disruption to the normal business activities of Subscriber. 11 General 11.1 Notices. Whenever any notice or other communication is given by one party to the other under this Agreement or an Addendum (“Notice”), such Notice shall be in writing and shall be delivered by facsimile (with confirmation of receipt duly obtained by the sending party), reputable courier service or registered or certified mail, return receipt requested, addressed as set forth on the signature page hereto. Notices properly given in accordance with this Section 11.1 shall be deemed received on the second business day after being sent (or, if sent by facsimile, on the next business day after being sent). 11.2 Entire Agreement. This Agreement and each Addendum hereto constitute the entire agreement between the parties with respect to its subject matter and (to the extent permissible by law) supersedes all prior representations, writings, negotiations or understandings with respect to that subject matter. All terms, conditions and warranties not stated expressly in this Agreement or in an Addendum, and which would In the absence of this provision be implied into this Agreement by statute, common law, equity, trade, custom or usage or otherwise, are excluded to the maximum extent permitted by law. 11.3 Assignment. This Agreement and any Addendum shall be binding upon and inure to the benefit of the parties thereto and their successors and assigns; provided that Subscriber may not assign or otherwise transfer any of Its rights or delegate any of its duties under this Agreement or an Addendum (be it as a result of a merger, by operation of law or otherwise) without the prior written consent of Markit which, in the case of an assignment by Subscriber to one of its wholly owned Affiliates, will not be unreasonably withheld (subject to Subscriber remaining fully liable for the performance of such Affiliate of any of its duties under this Agreement or an Addendum). Markit shall be entitled to assign, delegate, transfer or novate this Agreement or any part thereto to its Affiliates, provided there is no material adverse effect on the Services. 11.4 Counterparts. This Agreement and any Addendum may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original but all of which together constitute one and the same instrument. 11.5 Waiver. No failure to exercise nor any delay in exercising any right, power or remedy by a party operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the party granting that waiver unless made in writing. 11.6 Amendment and Variation. Except as otherwise expressly permitted by this Agreement or an Addendum, no variation of this Agreement (or of any of the documents referred to in this Agreement or an Addendum) shall be valid unless it is in writing and signed by or on behalf of each of the parties to It. The expression “variation” shall Include any amendment, variation, supplement, deletion or replacement however effected. 11.7 Severance. if any provision or any part of this Agreement or an Addendum is or becomes (whether or not pursuant to any judgment or otherwise) invalid, illegal or unenforceable in any respect under the law of any jurisdiction: Confidential Copyright IHS Markit All Rights Reserved Contract number 00349507

a) The validity, legality and enforceability under the law of that jurisdiction of any other provision; and b) The validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way thereby. If any provision of this Agreement or any Addendum shall be held to be void or declared illegal, invalid or unenforceable for any reason whatsoever, such provision shall be divisible from this Agreement or such Addendum and shall be deemed to be deleted therefrom and the validity, legality and enforceability of the remaining provisions of this Agreement and/or the Addendum shall not be affected. 11.8 Survival. Any provision of this Agreement or an Addendum which contemplates performance or observance subsequent to any termination or expiration of this Agreement or an Addendum will survive, in respect of such termination or expiration and continue in full force and effect, including, but not limited to, Sections 2.8 (Website Terms), 2.10 (Intellectual Property), 3 (Fees and Charges), 4 (Warranties), 5 (Limitation of Liability), 6 (indemnification), 7 (Remedies), 8.3 (Post-Termination), 9 (Confidentiality, and 11 (General). In the event of a discrepancy between the Section numbers and titles above the titles shall control. 11.9 Independent-Contractors. The relationship of Markit and Subscriber established by this Agreement is that of independent contractors, and nothing contained in the Agreement or an Addendum shall be construed or implied to (i) give either party the power to direct or control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venture partners, co-owners or otherwise as participants in a joint or common undertaking or (iii) give rise to any agency relationship or fiduciary duty by one party to the other or any other special or implied duties not expressly stated herein, 11.10 Interpretation. Section and Schedule headings are for ease of reference only and do not form part of the Agreement. Where used in this Agreement or an Addendum, the words “include” and “including” will be deemed to be followed by the phrase “without limitation”. 11.11 Third-Party Rights, Markits Affiliates shall be entitled to enforce and/or rely on rights or benefits under this Agreement or an Addendum (i) as an intended third party beneficiary or (ii) If applicable, in accordance with the Contracts (Rights of Third Parties) Act 1999 (“1999 Act”) or equivalent legislation in any relevant jurisdiction. Save for the foregoing the operation of the 1999 Act Is hereby excluded. 11.12 Governing Law and Disputes. The construction, validity and performance of this Agreement and each Addendum and the transactions contemplated by them (including non-contractual disputes or claims) shall be governed by the laws of the State of New York without regards to its conflict of laws principles. Each party submits to the exclusive jurisdiction of the state and Federal courts residing in New York, New York for the purposes of determining any dispute arising out of this Agreement any Addendum or the transactions contemplated by them. Signed for and on behalf of Sammons Financial Group, Inc. by: Sign Pats     DocuSigned by: 725CC4A74EFF40B... Adam Kansler EVP August 16, 2019 DocuSign Envelope ID: 7EC01E36-7600-44A0-9D09-B00D65C4F250 Confidential Copyright IHS Markit All Rights Reserved Contract number 00349507

IHS Markit Markit Portfolio Valuations Addendum BETWEEN 1) The Markit entity on the signature page of this Addendum (“Markit”); and 2) Sammons Financial Group, Inc, a company incorporated in United States whose registered address is at 4350 Westown Pkwy, West Des Moines, Iowa 50266 (“Subscriber”). Reference is made to the Master Agreement signed by and between Markit and Subscriber dated 8/12/19, as may be amended or renewed from time to time (the “Agreement’’). This is an addendum to the Agreement and constitutes the agreement between Markit and Subscriber for the services subscribed herein (the “Addendum”). The parties hereby agree that this Addendum and the services provided hereunder are subject to the terms and conditions of the Agreement, all of which shall be incorporated by reference into this Addendum. Accordingly the terms of the Agreement shall apply mutatis mutandis to the services provided under this Addendum, save that (i) references to “Markit” and “Subscriber” or “Customer” (as the case may be) in the Agreement shall be read, for the purpose of this Addendum, to mean Markit and the Subscriber defined herein and (ii) if and to the extent that any term or condition of this Addendum conflicts with a term or condition of the Agreement, the term or condition of this Addendum shall prevail. The parties may agree in writing to change the level of subscription for the services subscribed herein from time to time. All capitalized terms used but not defined in this Addendum shall have the meanings given to such terms in the Agreement. The Schedule(s) to this Addendum form an integral part thereof. Markit wishes to provide certain services set forth in the Schedule(s) attached hereto and any other Markit data and services that Markit may from time to time elect to provide and licence shall be set forth in a similar form of schedules as the Schedule(s) attached hereto and together shall form part of this Addendum. If there is a conflict between the provisions of any of the terms of this Addendum, the Schedule(s) and the Agreement, the wording in the Schedule(s) will take precedence over the Addendum, and the wording of the Addendum will take precedence over the Agreement. 1. DEFINITIONS In this Addendum the following words and expressions have the following meanings: “Business Day” means a day, excluding Saturday and Sunday, either, on which banks in England or New York are open for the transaction of business; “Download Format” means the format in which the Position Valuations shall be communicated to Subscriber as specified by Markit from time to time; “Entity CLIP” means the unique 6-character CUSIP-linked entity Markit code identifier that has been assigned to the long name of a reference entity or an index; “Fees” means the amount payable by Subscriber in accordance with Section 5 in respect of the Services; “Fund Administrator” means the fund administrator or custodian of the fund(s) managed by Subscriber (and for clarity not including any shadow accounting or secondary valuation provider) to the extent that such fund administrator or custodian is also a subscriber of the Services pursuant to an appropriate agreement between Markit or its Affiliates and such fund administrator or custodian, as confirmed by Markit in accordance with the process set out in Section 4.4.4 hereof, and only for so long as such agreement is maintained; “Index CLIP” means the unique 9-character CUSIP-linked entity Markit code Identifier that has been assigned to the long legal name of an index and the respective series and version; “Party” means either Markit or Subscriber, as appropriate; “Position File” means the file containing all instrument trades and/or positions and of the types set forth in the Schedule(s), managed by Subscriber and for which Subscriber requires Position Valuations with the corresponding Entity CLIP or Index CLIP where appropriate; “Position Valuation” means, for a specific position or trade, the estimate of mid-market price determined by Markit, together with any supporting information or data; “RED Data” means collectively the Entity CLIP and/or the index CLIP; “Services” means the services provided by Markit and subscribed by Subscriber from time to time pursuant to this Addendum and as specified in the applicable Schedule(s) hereto which may include Position Valuations, Scenario Analysis, Valuations Manager, Trade Booking Services, Trade Translation Services and/or Credit and Debit Valuation Adjustment; Confidential Copyright IHS Markit All Rights Reserved

"Trade Booking Services" means scripting of the Subscriber trade term sheets on behalf of the Subscriber prior to calculation of Position Valuations;

"Trade Translation Services" means one-off mapping of Subscriber's positions into the Upload Format prior to calculation of Position Valuations and **"Trade Translation"** means the process by which such one-off mapping takes place;

"Upload Format" means the format in which the position data contained in the Position File is communicated to Markit, as specified by Markit from time to time; and

"Web front-end" means a Markit web based portal for obtaining documentation, uploading, downloading and requesting valuations and query management including price challenges and confirmations.

2. <u>Term</u>. This Addendum shall commence on **"Acceptance Date"** and each Schedule shall continue in force from the Acceptance Date of each Schedule (as defined therein) for an initial term as specified in the Schedule (as may be amended by the parties) unless terminated earlier pursuant to this Addendum or the Agreement and it will automatically renew for additional one (1) year periods unless (i) either Party gives no less than sixty (60) days advance written notice of termination, prior to expiration of the then current term; or (ii) the Parties execute a subsequent Schedule augmenting the Term (the initial term and each renewal term collectively shall be referred to as a "Term" of the relevant Schedule). This Addendum shall apply to each Schedule until the expiry of its relevant Term. For the avoidance of doubt, Subscriber shall not be permitted to terminate this Addendum for convenience during the Term of any Schedule.

3. <u>Service.</u>

3.1 <u>Services</u>. Markit shall provide the Services to Subscriber, which shall be set out in the Schedule(s) and Appendices to this Addendum.

3.2 <u>Portfolio Valuations</u>.

3.2.1 <u>Position File</u>. The Position File may be transmitted by (i) https in XML, SFTP in XML; or (ii) via the Web front-end in Excel or XML, where available from time to time and as may be agreed by the parties. The positions shall be in the Upload Format and submitted according to the times specified in the Schedule. Markit shall, as soon as practicable, provide Subscriber with an exception report detailing any problems with the submitted Position File and give Subscriber a reasonable opportunity to correct any such problem.

3.2.2 <u>Position Valuations</u>. The Position Valuations will be provided in the Download Format and may be obtained via (i) the Web front-end; or (ii) SFTP in Excel, CSV or XML; or (iii) https in XML or CSV; or (iv) attached to an automated, secure email notification; where available from time to time and as may be agreed by the parties. Notwithstanding the foregoing, it is understood that Markit will not provide Position Valuations with respect to positions or trades on which it does not have sufficient data or otherwise, after the use of reasonable endeavours to do so, cannot provide those Position Valuations. Markit shall notify Subscriber if Markit is unable to deliver any Position Valuations.

3.2.3 <u>Additional Positions</u>. The instrument types that may be supported by the Services are listed in the Schedule(s). At the Acceptance Date, the Parties will mutually agree the list of instrument types that will be included in the initial Position Files during the Term. During the Term and as further detailed in Section 3.2.4, Subscriber may add any new instruments comprised in the Schedule to the Position Files by giving at least five (5) Business Days' notice by email to the designated Markit email address (as may be updated by Markit from time to time) in order for Markit to set up the necessary protocols to provide the requested Position Valuations. It is understood that Markit may consider requests that are not provided within the notice period at its sole discretion. Markit may decline to provide any additional Position Valuation requests if Markit determines that it does not have sufficient information to calculate such Position Valuations.

3.2.4 <u>Additional Instrument Types</u>. Should Subscriber wish to include any new instrument types which are not listed in the Schedule(s), Subscriber shall notify Markit in writing in advance with the instrument type requested, example positions and snap time required. It is understood that Markit may decline to provide such additional Position Valuations if Markit determines that it does not have sufficient information to calculate such Position Valuations. Markit will require additional time to investigate coverage and the Parties will be required to mutually agree in writing on the timing of when new instruments can begin being valued (following the performance of any testing required to validate the Position Valuations) and the price for such Position Valuations.

3.2.5 <u>Increase in Positions</u>. Should Subscriber wish to materially increase the number of positions or trades that may be added to the initial or previous day's Position File, Subscriber will provide at least five (5) Business Days' notice to Markit by email to the designated Markit contact (as may be updated by Markit from time to time) and Markit will inform Subscriber whether the Positions Valuations will continue to be delivered according to the Position Valuation times set out in the applicable Schedule. Should changes to the Position File and Position Valuations times need to be made to support the additional positions, the Parties will mutually agree to new times.

Confidential. Copyright © IHS Markit. All rights reserved

IHS Markit 3.2.6 Changes in Format. Markit shall notify Subscriber in writing of any changes in the Upload Format, Download Format or in the method of transmission by which each will be provided at least thirty (30) days’ notice in advance of implementing such changes. 3.2.7 Changes by Subscriber. In the event Subscriber makes any changes to its equipment, systems and/or connections. Subscriber shall be solely responsible for ensuring that any and all such equipment, systems and/or connections can continue to access the Services and permit the delivery of the Services to Subscriber’s own systems. 3.3 Additional Services. Subscriber may subscribe to additional Services from time to time by executing a mutually agreed upgrade Schedule or Appendix to this Addendum. In such case, the terms and conditions of this Addendum shall apply to such additional Services mutatis mutandis unless stated otherwise and in case of conflict with this Addendum the terms of such Schedule or Appendix shall apply and such additional Services shall be subject to additional Fees at Markit’s then current rate. 3.4 Trade Booking and Trade Translation Services. The Parties may agree that Markit will provide Subscriber with certain additional Trade Booking Services or Trade Translation Services, and the Fees and process for such Trade Booking or Trade Translation Services will be set out in the Schedule(s) and may be undertaken as follows: 3.4.1 additional Trade Booking Services may be undertaken based on the scripting of Subscriber term sheets provided by Subscriber, instead of the provision of Position Files (in which case references to Position Files herein shall be deemed to be references to such term sheets); and 3.4.2 additional Trade Translation Services may be undertaken based on the one-off mapping of Subscriber’s positions into the Upload Format, (in which case references to Position Files herein shall be deemed to be references to the trade details for positions submitted by Subscriber in the format agreed on between the parties in accordance with the relevant Schedule), provided always in each case that Subscriber provides Markit with all information and data required to enable Markit to undertake the Trade Booking or Trade Translation Services. Markit may decline to provide the relevant Position Valuation if Markit determines, in its sole discretion, that it does not have sufficient coverage to calculate such Position Valuations, or Subscriber has not provided sufficient information within its Subscriber trade term sheets or trade details to allow Markit to provide such Position Valuations. Where required and applicable as set out in the Schedule(s), Subscriber must request Trade Booking or Trade Translation Services in accordance with the formatting and process requirements set out in the Schedule(s). The delivery timelines offered by Markit are for reference only and are based on the assumption that the Subscriber term sheets and trade details provided are substantially similar to those representative examples previously provided by Subscriber. Subscriber acknowledges and agrees that Markit shall not be obliged to provide the Trade Booking or Trade Translation Services In respect of Subscriber term sheets or trade details that are not substantially similar to such representative examples previously provided by Subscriber. For the avoidance of doubt, if Trade Booking or Trade Translation Service fees and process are not included in the Schedule, Subscriber will submit Position Files in accordance with Section 3.2 of this Addendum. 3.5 Subscriber assistance. To the extent reasonably necessary for Markit to perform its obligations under this Addendum, Subscriber shall provide Markit with access to Subscriber’s term sheets or trade details, Subscriber’s data and its employees and shall otherwise cooperate with Markit in its performance hereunder. Subscriber acknowledges that the completeness and accuracy of the information and data it provides to Markit is critical to Markit’s provision of the Services and acknowledges Markit shall not be responsible for any failure or delay in Markit’s performance of its obligations under this Addendum, or incompleteness or inaccuracy thereof, arising for any reason attributable to Subscriber, including but not limited to due to any act or omission of the Subscriber or any person acting on its behalf. 4. Licences Granted. 4.1 Licence for the Services. 4.1.1 Subject to the terms and conditions of this Addendum Markit hereby grants to Subscriber a non-exclusive, revocable, non-transferable (save as set out in this Addendum) license, without the right to sublicense, to use the Services only for its own Internal business purposes as part of a process to use the Position Valuations to create and/or validate a net asset valuation of the positions or trades managed by Subscriber that are submitted to Markit in the Position File. The license granted herein shall Include the right to copy the Position Valuations as reasonably necessary in connection with the foregoing licence granted to support the internal business operations of Subscriber, including without limitation for production, back-up, contingency and archival purposes but Subscriber shall not use the Services (including Position Valuations or Third Party Data) in or in connection with any third party hosted systems, other than as set out in Section 4.4 below. 4.1.2 Subscriber is only licensed to the extent that it is engaged in the business of asset management, and to the extent any business, desk or division within Subscriber is a market maker, prime brokerage, third party fund services provider including, without limitation, fund administration, middle or back office outsourcing or custodian, such business, desk or division is not considered part of Subscriber in relation to this Addendum Confidential Copyright IHS Markit All Rights Reserved

IHS Markit and is not licensed under this Section 4. For the purpose of clarity, net asset value calculations on behalf of a sub-advised account may be undertaken only by Subscriber on behalf of the relevant sub-advised account, and not by the sub-advised account itself or by its fund administrator. Subscriber may only share Position Valuations for informational purposes only with sub-advised accounts in the context of calculation of net asset value of the relevant sub-advised account as performed by Subscriber, and not in any event with such sub-advised account’s fund administrator. 4.2 Additional Licence for Position Valuations. In addition to and solely in connection with Section 4.1 above, Subscriber may: 4.2.1 provide the Position Valuations to Fund Administrator(s) or request Markit to provide its Fund Administrator(s) (at no additional cost to the Fund Administrator) with a secure login to upload Position Files and download Position Valuations independently provided that Subscriber shall be responsible and liable for the use of the Services by Fund Administrator in accordance with this Addendum and such Fund Administrator shall be deemed to be a “Designated User”. Such Fund Administrator may only use the Position Validations (excluding data fields such as greeks, spreads and volatilities) to create and/or validate a net asset valuation of Subscriber’s positions or trades administered by such Fund Administrator, only in respect of positions that are submitted to Markit in the Position File and that relate to funds or accounts which are managed by Subscriber in accordance with the terms herein (data fields within the Position Valuations may only be used for the validation of net asset valuation and for responding to price challenges, and not for download by Fund Administrators or any other use), and shall not use it for any other purpose or for itself or any other third party. Sections 4.4.4-4.4.6 of this Addendum also apply with respect to Fund Administrators and references to Approved Providers and Third Party Service Providers in such sections shall be deemed to be references to Fund Administrators with respect to this Section 4.2.1 (for clarity Fund Administrators are not granted any license under this Addendum, including but not limited to the license set out in Sections 4.4.1 to 4.4.3 and may not use the Position Valuations in or in connection with any third party hosted systems); 4.2.2 provide the Position Valuations to its auditor(s) solely in connection with the audit of Subscriber’s portfolio; 4.2.3 include Position Valuations in its periodic or ad-hoc reports to its investors or owners. The Position Valuations that are included in such reports should only relate to the specific investor or owner to whom the report is provided to. Subscriber shall ensure that such investor or owner shall (a) only use it for its own internal business purposes as part of a process to create and/or validate a net asset valuation of its own positions or trades only and not for any other purpose; and (b) not distribute such Position Valuations to any third party and not use such Position Valuations in or in connection with any third party hosted systems; provided in each case of Sections 4.2.1-4.2.3 above that Subscriber shall ensure that (i) the Position Valuations have been or will be reviewed by Subscriber (ii) the distribution of the Position Valuations is only of supportive nature to Subscriber’s services and does not construe a service that any third party may subscribe for; (iii) no RED Data is included in such information or reports; and (iv) in any usage Subscriber either notifies the recipients of the disclaimer or includes the following disclaimer in its agreements or reports to the recipients: “THESE VALUATIONS ARE PROVIDED BY AND ARE THE PROPERTY OF MARKIT GROUP LIMITED AND/OR ITS AFFILIATES (“IHS MARKIT), NEITHER IHS MARKIT NOR ANY DATA PROVIDER MAKES ANY WARRANTIES. EXPRESS OR IMPLIED, AS TO RESULTS TO BE ATTAINED FROM THE USE OF THIS DATA. AND/OR CONDITION OF QUALITY, ACCURACY AND COMPLETENESS. TIMELINESS. TITLE. NON-INFRINGEMENT. MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OF THIS DATA. RECIPIENTS OF THIS INFORMATION MEMORANDUM ACKNOWLEDGE THAT THEY HAVE NOT RELIED UPON ANY SUCH WARRANTY, GUARANTY OR REPRESENTATION. IHS MARKIT HAS NO OBLIGATION TO UPDATE, MODIFY OR AMEND THIS DATA OR TO OTHERWISE NOTIFY A RECIPIENT THEREOF IN THE EVENT THAT ANY MATTER STATED HEREIN CHANGES OR SUBSEQUENTLY BECOMES INACCURATE. NEITHER IHS MARKIT NOR ANY DATA PROVIDER SHALL IN ANY WAY BE LIABLE TO ANY RECIPIENT OF THE DATA FOR ANY INACCURACIES, ERRORS OR OMISSIONS IN THE DATA, REGARDLESS OF CAUSE, OR FOR ANY DAMAGES (WHETHER DIRECT OR INDIRECT) RESULTING THEREFROM, OR ARISING AS A RESULT OF OR IN CONNECTION WITH ANY OPINIONS, RECOMMENDATIONS, FORECASTS, JUDGMENTS, OR ANY OTHER CONCLUSIONS, OR ANY COURSE OF ACTION DETERMINED BY THE RECIPIENT OR ANY THIRD PARTY. WHETHER OR NOT BASED ON THE CONTENT, INFORMATION OR MATERIALS CONTAINED HEREIN. THIS DATA IS CONFIDENTIAL AND SHALL NOT BE DISTRIBUTED TO ANY THIRD PARTY. THE DATA DISPLAYED IS FOR LIMITED INTERNAL USE ONLY AND SHALL NOT BE COPIED, REDISTRIBUTED, TRANSFERRED, OR USED IN CONNECTION WITH ANY OTHER PURPOSE OR IN THE PROVISION OF SERVICES TO THIRD PARTIES WITHOUT THE APPROPRIATE LICENSE FROM IHS MARKIT. “DATA PROVIDER” MEANS THOSE PERSONS WHO CONTRIBUTED, DEVELOPED, COMPILED, PREPARED, REVISED, SELECTED AND ARRANGED THE DATA CONTAINED HEREIN”; and Confidential Copyright IHS Markit All Rights Reserved

4.2.4 use the Position Valuations in IHS Markit’s Collateral Manager platform provided by Markit and/or its Affiliates, solely to the extent required for the carrying out of collateral management activities in relation to funds or accounts which are managed by Subscriber and at all times only in accordance with the terms and conditions of this Addendum, and only for so long as Subscriber is separately licensed by Markit for such activities. Subscriber agrees that it shall be fully responsible and liable, and shall indemnify Markit, for any and all losses, liabilities, damages, costs (including reasonable attorneys’ lees) and expenses arising as a result of any use of or access to the Position Valuations within the IHS Markit Collateral Manager platform, and provisions of Sections 5.5, 6.3, and 6.4 of the Agreement shall apply to the foregoing indemnification obligation mutatis mutandis. 4.3 Licence for Reference Data. Subject to the terms and conditions of this Addendum, in the event Markit provides any reference data (including Markit RED Data) to Subscriber on an ad hoc basis in connection with the Services, Subscriber shall only have a limited right to use the reference data only for its own internal purposes as part of using the Services in connection with the submission of the Position File to Markit to determine a value of the positions or trades administered by Subscriber. 4.4 Third Party Service Providers. 4.4.1 Deployed Third Party Systems or Cloud Storage. Subject to the terms and conditions of this Addendum and the Agreement, where applicable and solely in support of the licensed usage set out herein, Subscriber may (a) use the Position Valuations within a deployed third party platform or (b) store the Position Valuations within a third party cloud-based file storage system e.g. Amazon Web Services (collectively “Third Party Platform”), provided that the provider of such Third Party Platform has no direct access to the Position Valuations or involvement in the carrying out of any licensed usage under this Addendum, and the Position Valuations remain within the sole control of Subscriber, and (other than with respect to a third party cloud-based storage system) remain solely on Subscriber’s internal systems at all times and are not at any time within a third party hosted system. Any use of the Position Valuations within the Third Party Platform must be consistent at all times with the terms and conditions of this Addendum. Subscriber agrees that it shall be fully responsible and liable, and shall indemnify Markit, for any and all losses, liabilities, damages, costs (including reasonable attorneys’ fees) and expenses arising as a result of any use of or access to the Position Valuations by Third Party Platforms in breach of this Section 4.4.1, and provisions of Sections 5.5, 6.3, and 6.4 of the Agreement shall apply to the foregoing indemnification obligation mutatis mutandis. 4.4.2 Hosted or Cloud Based Third Party Systems. Subject to the terms and conditions of this Addendum and the Agreement, where applicable and solely in support of the licensed usage set out herein, Subscriber may load the Position Valuations into a hosted or cloud based service, provided by a Markit-licensed third party service provider solely following Markit’s written approval (“Approved Provider”). To the extent that an Approved Provider is involved in or supports the licensed usage set out herein, it may only access or use the Position Valuations (a) internally and solely on behalf and for the benefit of Subscriber (and in no respect to provide services to any other person or entity or to enhance any of Approved Provider’s own data, products or services), and (b) such internal use may not extend beyond the licensed usage set out in this Addendum. For clarity, where the Approved Provider has no access to the Position Valuations, but provides a hosted or cloud based service in connection or in support of the licensed usage set out herein, this Section 4.4.2 shall remain applicable. Use of the Position Valuations by any Approved Provider is subject to Sections 4.4.4 to 4.4.6 below. 4.4.3 Third Party Delivery/Access. Subscriber may access the Position Valuations via Markit-licensed third party service providers’ connectivity, solely following Markit’s written approval (“Third Party Delivery Providers”), subject to Sections 4.4.4 to 4.4.6 below. 4.4.4 Additional Terms and Conditions. With respect to any Approved Provider and/or Third Party Delivery Provider: (i) Confirmation. Confirmation of approval of Approved Providers and Third Party Delivery Providers may be provided by Markit following Subscriber’s written request to such email address as specified by Markit from time to time, such approval to be provided at Markit’s sole discretion and may be subject to additional Fees. (ii) Agreement. Subscriber shall be solely responsible for maintaining a valid, enforceable agreement directly with any Approved Provider or Third Party Delivery Provider in order to allow use of the Position Valuations by or access via such Approved Provider or Third Party Delivery Provider, such agreement to (a) preserve the intellectual property rights of Markit, and its applicable Affiliates, in the Services, (b) contain enforceable confidentiality provisions which are substantially as protective of Markit as those set out herein, (c) oblige the Approved Provider or Third Party Delivery Provider to purge and permanently delete any of the Position Valuations from its systems upon termination of such agreement or upon Markit’s request (and to provide all reasonable cooperation to Subscriber and Markit, upon request of either, in verifying that this has been completed) and (d) allow Subscriber to audit Approved Provider or Third Party Delivery Provider Confidential Copyright IHS Markit. All rights reserved

Contract number 00349507 at least once a year to verify use by Approved Provider or Third Party Delivery Provider is in accordance with this Addendum; (iii) liability. Subscriber shall ensure that where applicable and licensed herein, use of the Position Valuations by the Approved Provider or Third Party Delivery Provider on behalf of Subscriber Is consistent with the terms of this Addendum. Subscriber agrees that it shall be fully responsible and liable, and shall indemnify Markit, For any and all losses, liabilities, damages, costs (including reasonable attorneys’ fees) and expenses arising as a result of any breach or non-compliance by any Approved Provider or Third Party Delivery Provider with any term or provision of this Addendum, and provisions of Sections 5.5, 6.3, and 6.4 of the Agreement shall apply to the foregoing indemnification obligation mutates mutandis; (lv) Termination. If an Approved Provider or Third Party Delivery Provider is no longer licensed by Markit in relation to the licensed usage set out herein, the right provided pursuant to this Section 4.4 shall be immediately revoked on notice by Marklt. For the avoidance of doubt, this Addendum does not authorize any Approved Provider or Third Party Delivery Provider to receive or use any Services, and Position Valuations cannot be shared with any third party service providers unless approved by Markit In accordance with the process set out In Section 4.4.4 (i). Each Approved Provider or Third Party Delivery Provider must enter into separate agreements with Markit in connection with a license to access the Services. 4.4.5 Disclaimer. Subscriber acknowledges that Markit is not the provider of the services of any Third Party Platform, Approved Provider or Third Party Delivery Provider (together “Third Party Service Providers”) and Marklt shall have no liability or responsibilIty to Subscriber, including without limitation for any impact upon the timeDness, accuracy or quality of any delivery of the ServICES or any licensed usage carried out through or support received from any Third Party Service Provider, nor does Markit guarantee the assistance or services of any Third Party Service Provider (such disclaimer to survive termination or expiration of this Addendum). 4.4.6 Reporting. No more than ten (10) days after the end of each calendar year during the Term, Subscriber shall provide a written report to MarkIt certifying all Third Party Service Providers into whose service it has loaded the Position Valuations or through which it has accessed the Position Valuations pursuant to and in accordance with this Section 4.4, including reasonable details of the service provided by, or use of, each Third Party Service Provider’s service In connection with the Position Valuations. 4.5 Licence for Third Party Data. 4.5. 1 Subscriber agrees that there are additional data and information (which may include but not be limited to clearing settlement prices or equity spot prices) from independent third parties (‘Third Party Data Providers•) that may be made available through the Services, that have been provided to Markit by Third Party Data Providers, for use by Subscriber in accordance with this Addendum or as may be agreed in writing by the parties from lime to time (“Third Party Data. Subscriber acknowledges and agrees that the Third Party Data is made available by Markit to Subscriber under certain terms and conditions of use. Subscriber agrees that the Third Party Data shall be subject to all legends, disclaimers and notices appearing from time-to-time within such Third Party Data including, but not limited to, disclaimers and notices from data contributors or Third Party Data Providers. 4.5.2 if Subscriber subscribes for Third Party Data, Subscriber agrees that the Third Party Data Is made available by Markit to Subscriber under the conditions: (I) that from time to time Subscriber may be required, as a condition of access or continued access to the Third Party Data, to enter into the necessary agreements With the relevant Third Party Data Providers or comply with the terms of any relevant Third Party Data Providers. To the extent that an agreement is redistribution with the Third Party Data Provider, Subscriber shall ensure that It has entered into the necessary agreements with the relevant Third Party Data Providers. Subscriber agrees to abide by such terms and agrees to comply with any restrictions or conditions imposed by the Third Party Data Provider on the use, access, storage or redistribution of the Third Party Data; (ii) those terms may be (a) within such agreements Subscriber entered into directly with Third Party Data Providers; (b) notified to Subscriber within the Service; (c) displayed on the relevant third party terms and conditions webpage as informed by Markit: or (d) as may be informed from time to time by Markit. Such third party terms may be amended by Third Party Data Providers from me to time; and (iii) Markit is entitled to suspend the Third Party Data or any part thereof (a) If In Its reasonable opinion Subscriber is In breach of the terms of Its Third Party Data licenses or this Addendum; or (b) If Markit is requested by a Third Party Data Provider to suspend the Third Party Data or any part thereof for any reason whatsoever relating to the Third Party Data. Markit shall not be liable for any damages, costs or expenses as a result of such suspension. Confidential Copyright IHS Markit All Rights Reserved

IHS Markit

4.5.3 Subscriber acknowledges that any Third Party Data or any other third party data made available to Subscriber by Markit shall be on "as is" basis. Neither Markit, its Affiliates nor any Third Party Data Provider makes any warranty, express or implied, as to the title, accuracy, timeliness or completeness of such data or as to the results to be attained by Subscriber or others from the use of such third party data. Subscriber hereby acknowledges that there are no express or implied warranties of title, merchantability or fitness for a particular purpose or use, and that it has not relied upon any warranty, guaranty or representation of the title, accuracy, timeliness or completeness of such data made by Markit, its Affiliates or any Third Party Data Provider.

4.5.4 Subscriber shall not provide Third Party Data to any third parties including its Affiliates and Fund Administrators. For the purpose of clarity, Subscriber shall ensure that its Fund Administrators shall not use any such Third Party Data.

4.6 Prohibited Use. Subscriber hereby agrees and acknowledges that, other than as expressly set out in this Addendum, it is expressly prohibited from distributing, transferring, sub-licensing, renting, lending, transmitting, selling, re-circulating, repackaging, assigning, leasing, reselling, publishing or otherwise distributing, transferring or making available all or any portion of the Services (including Position Valuations, Third Party Data and/ or RED Data) by whatever means to any other person or entity. In addition to, and without limiting, the foregoing, (i) Subscriber may not copy, translate, convert, decompile, alter, enhance, disassemble, reverse engineer, modify, change, or create derivative works from the Services or any part thereof; (ii) Subscriber may not use the Services (including Position Valuations or Third Party Data) in or in connection with any third party hosted systems other than as set out in Section 4.4 above; (iii) Subscriber may not enter into any service, reporting or other agreement or arrangement with any person or entity pursuant to which the Services are used to produce or distribute information or services to or for such person or entity; and (iv) Subscriber may not at any time use the Services to develop, support or create any database or product that competes with the Services or any other Markit and/ or Markit Affiliate product or service or that would create a functional substitute for any such Markit and/ or Markit Affiliate products or services.

The Subscriber may, on an ad-hoc non-systematic basis utilize a third party, Guggenheim Partners, LLC, to review and validate the Position Valuations provided by Markit from time to time, provided that, Subscriber shall be liable for such third party's use and such third party may not use such Position Valuations for any other purpose, including its own NAV.

4.7 Subscriber or any Affiliates of Subscriber (i) that are engaged in market making/ providing two way pricing, shall not be permitted to use or participate in the Services in any way: (a) such parties' positions may not be included in Position Files; and (b) Position Valuations shall not be accessed, provided to or used by such parties; (ii) shall not use the Services for any other purpose including, without limitation, for market making and pre-trade execution, except for the purpose as expressly set out in Section 4.1 above.

4.8 Intellectual Property.

4.8.1 Subscriber acknowledges that the Services (including Position Valuations and/ or RED Data) are developed, prepared and determined by Markit through the application of methods and standards of judgment developed and applied through the expenditure of substantial time, effort and money, and constitute valuable intellectual property and trade secrets of Markit. Subscriber acknowledges that Markit is the exclusive owner of all right, title and interest in the Services, including all copyright, patent, trademark, trade secret and other proprietary rights therein, and that Subscriber acquires no rights in the Services other than those rights expressly set forth in this Addendum. For the avoidance of doubt, Subscriber shall not use Services in the provision of services of any kind to any third party.

4.8.2 Without prejudice to the aforementioned, Subscriber shall retain any intellectual property in the data Subscriber submitted in the Position Files. Subscriber represents and warrants that it has the right to provide such data and grants to Markit a worldwide and non-exclusive licence to use the data provided to Markit for the purposes of the provision of the Services.

5. Fees.

5.1 Fees. Fees shall accrue for the Services provided under this Addendum from the Acceptance Date, and either the Base Amount or the Minimum Monthly Fee, whichever is greater, will be calculated and payable as follows:

5.1.1 Base Amount. At the end of each month, Markit will invoice Subscriber the "**Base Amount**". The Base Amount is the number of trades or positions in the first Position File received in any month plus any new trades or positions opened during the month multiplied by the relevant Price per Position. The Price per Position for each instrument type is listed in Schedule 1; or

5.1.2 Minimum Monthly Fee. Subscriber will be charged a minimum monthly Fee ("**Minimum Monthly Fee**") as listed in Schedule 1 in any Month if the Base Amount does not exceed the Minimum Monthly Fee.

5.2 Trade Booking Services and Trade Translation Services Fees. Subscriber will pay to Markit the Trade Booking or Trade Translation Services set-up fees stated in the Schedule(s) where applicable (and where Subscriber utilizes

Confidential. Copyright © IHS Markit. All rights reserved.

Contract number 00349507 5.2 Trade Booking Services and Trade Translation Services Fees. Subscriber will pay to Markit the Trade Booking or Trade Translation Services set-up fees slated in the Schedule(s) where applicable (and where Subscriber utilizes Trade Booking or Trade Translation Services in accordance with the Schedule(s)) and any additional Fee for Trade Booking or Trade Translation Services. Such Fee shall be calculated in accordance with the Schedule(s) in addition to the Position Valuations Fee. Where a particular trade or Instrument type is not specified in the Schedule(s) then the fees for such Trade Booking or Trade Translation Services shall be based upon the complexity of the Instrument requiring valuation, and Markit shall notify Subscriber of the relevant Fee for such valuation and service. 6. Tax. In addition to the Fees, Subscriber will pay to Markit or to the relevant taxing authority, as appropriate, any applicable sales, use, goods and services, value added, withholding or similar taxes payable (including any penalties, Interest or similar charges in lieu of failure to timely pay) under this Addendum so that after payment of such taxes the amount Markit receives Is not less than the Fees. 7. Post Termination. Upon any termination or expiration of the Term, Subscriber shall cease using any and all data received in connection with the Services and purge all such data or information from its electronic or other systems within thirty (30) days of such termination or expiration of the Term except Subscriber may retain any data contained within the Services to the extent necessary for the purpose of satisfying regulatory or compliance requirements provided that such retained data or information is no longer readily accessible and provided that it shall not be used for any other purpose. Subscriber shall reasonably cooperates with Markit in connection with any request to verify compliance with this clause. 8. Markit Personnel. Exhibit A sets out the current Markit pre-employment screening procedure In effect as of the Acceptance Date. IHS Markits policies, Including policies relating to hiring, are subject to changes by Markit, acting In its sole description 8. ~- Subscriber must send all ‘Notices’ to the following address at Markit or as may be notified by Mark from time to time: If Markit Group Limited send to IHS Markit Legal Department. IHS Markit Floor, Ropemaker Place, 25 Ropemaker Street London EC2Y OLY Y, UK This Addendum is dated: 30th day of June 2019 SIGNED for and on behalf of Markit Group Limited by: SIGNED for and on behalf of X Sign X, Print Name Michelle Loader Director Print Name August 19, 2019 William Love print name president title Confidential Copyright IHS Markit All Rights Reserved

Contract number 00349507 To be completed by the Subscriber: Name: Stacy Bagby Name: Stacy Bagby Title: VP, Sales and Compliance Administration Title: VP, Sales and Compliance Administration Address: 4546 Corporate Drive, Suite 100 West Des Monies, IA 50266 Address: 4546 Corporate Drive, Suite 100 West Des Monies, IA 50266 Phone: 515-273-5930 Phone: 515-273-5930 Fax: 855-602-2899 Fax: 855-602-2899 Email: sbagby@sfgmembers.com Email: sbagby@sfgmembers.com VAT Registration Number (If applicable) Customer Purchase Order (If Applicable), PO terms shall not apply (Please insert the Purchase Order Number relating to this contract, if applicable) Use of service location (Default is Registered Address unless otherwise specified) Confidential Copyright IHS Markit All Rights Reserved Subscriber Address for notices: Subscriber Address for Billing:

Schedule 1 to the Portfolio Valuations Addendum – Position Valuations

Initial Term: Three (3) years from (the "**Acceptance Date**") and renewal subject to Section 2 of the Portfolio Valuations Addendum.

Minimum Monthly Fee: US$0 per month

1. Table 1 sets out the instrument type fees for the Position Valuations.
2. The following Position File and Position Valuations times apply:

Frequency	Time by which Position Files is to be supplied to Markit	Date by which Position Valuations are to be available to Subscriber
Sameday	Example: 3pm EST	Example: 5pm EST
Neddey	Example: 11pm EST	Example: T+1 11 am EST
Weekly	Example: 11pm EST	Example: T+1 11 am EST
Monthly	Example: 11pm EST	Example: T+3 5 pm EST

3. For each initial Position Valuation request for a Structured Product Instrument (instruments with existing templates) or Exotic Instrument (non-standard instruments without existing templates), Markit will confirm, via email to Subscriber, which fee band from Table 1 will apply to the instrument.
4. Instrument types denoted with a "*" and listed under Asset Class Clearing are not subject to any further discounts and are also deemed to be Third Party Data.
5. Subscriber shall send Position Files with different valuation frequency requirements (same day, daily, weekly and monthly) and different timing requirements (NY Close, London Close etc.) in a separate batch file for each. Markit will setup a separate account for each requirement.
6. Discounts – the following table set out discounts that apply to the total invoice calculated from annual spend. Each tier represents an incremental discount and the discount will apply to each increment:

Tier	Annual spend (US$)	Discount
1	$0-$100,000	0%
2	$100,000-$250,000	15%
3	$250,000-$500,000	22.5%
4	$500,000-$750,000	30.0%
5	$750,000 +	37.5%

Example: Monthly invoice is $30,000 and annual spend equals $360000 ($30,000*12). Discounted monthly invoice is calculated as: $100,000 + ($150,000)*85%) + (($360,000-$250,000)*77.5%) = $312,750 (annual) / 12 = $26,062.50 (monthly)

Table 1

Category	Band	Asset Class	Instrument Type	Price per Position per month or part thereof Sameday Delivery	Price per Position per month or part thereof Nextday Delivery	Price per Position per month or part thereof Weekly Delivery	Price per Position per month or part thereof Monthly Delivery
Cash	C1	Cash	US Agency Passthroughs	$1.50	$1.50	$1.43	$1.13
Cash	C2	Cash	Municipal Bonds (rated Baa3/BBB- or higher)	$2.50	$2.50	$2.38	$1.88
Cash	C3	Cash	Bond - Corporate/Sovereign Bonds and Agency Debentures (inc. liquidity)	$5.00	$5.00	$4.75	$3.75
Cash	C4	Cash	US Agency CMOs	$10.00	$10.00	$9.50	$7.50
Cash	C4	Cash	US CMBS	$10.00	$10.00	$9.50	$7.50

Confidential. Copyright © IHS Markit. All rights reserved.

Contract number 00349507

Category	Band	Asset Class	Instrument Type	Price per Position per month or part thereof Someday Delivery	Price per Position per month or part thereof Nextday Delivery	Price per Position per month or part thereof Weekly Delivery	Price per Position per month or part thereof Monthly Delivery
Cash	C4	Cash	US Consumer ABS	$10.00	$10.00	$9.50	$7.50
Cash	C4	Cash	Japanese ABS	$10.00	$10.00	$9.50	$7.50
Cash	C4	Cash	Chinese ABS	$10.00	$10.00	$9.50	57.50
Cash	C4	Cash	Korean ABS	$10.00	$10.00	$9.50	$7.50
Cash	C4	Cash	European ABS	$10.00	$10.00	$9.50	$7.50
Cash	C4	Cash	US RMBS (non-agency)	$10.00	$10.00	$9.50	$7.50
Cash	C5	Cash	Loan - Leveraged loans and notes (with LX number) (add $3 for liquidity scores)	$21.67	$16.67	$15.84	$12.50
Cash	C7	Cash	CDOs - TruPS and ABS CDOs	$50.00	$50.00	$47.50	$37.50
Cash	C7	Cash	CLO Debt	$50.00	$50.00	$47.50	537.50
Cash	C8	Cash	CLO Equity	$100.00	$100.00	$95.00	575.00
Cash	C4.5	Fair Value	Equity (Fair Value)	$10.00	$10.00	$10.00	510.00
Clearing	CLI	Credit	CDS Indices - Cleared Valuation (CME) (*) License with central clearing party required	$2.00	$2.00	$2.00	$2.00
Clearing	CLI	Credit	Corporate & Sovereign CDS - Cleared Valuation (CME) (*) License with central clearing party required	$2.00	$2.00	$2.00	$2.00
Clearing	CLI	Rates	Interest Rate Swaps - Cleared Valuation (LCH and CME) (*) License with central clearing party required	$2.00	$2.00	$2.00	$200
Clearing	02	Credit	COS Indices - Cleared Valuation (ICE, LCH,JSCC) (*) Fee applies if Subscriber also receives independent valuations on same position	$5.00	$5.00	$5.00	$5.00
Clearing	02	Credit	Corporate & Sovereign CDS - Cleared Valuation (ICE, LCH, JSCC) (*) Fee applies if Subscriber also receives independent valuations on same position	$5.00	$5.00	$5.00	$5.00
Clearing	CL3	Credit	CDS Indices - Cleared Valuation (ICE, LCH, JSCC) (*)	$14.00	58.25	$7.75	$6.25
Clearing	CL3	Credit	Corporate & Sovereign COS - Cleared Valuation (ICE, LCH, JSCC) (*)	$14.00	$8.25	$7.75	$6.25
OTC	1	Commodity	Commodity Forwards (incl. gas, power, oil, base/precious metals, softs)	$12.00	$7.00	$6.00	$4.00
OTC	1	Cross Asset	Structured Product/Exotic (price band 1)	$12.00	$7.00	$6.00	$400
OTC	1	Equity	Equity Swaps (excluding Dividends) Add 5O cents for equity spot in output	$12.00	$7.00	$6.00	$4.00
OTC	1	F/X	FX currency Swaps	$12.00	$7.00	$6.00	$4.00
OTC	1	F/X	Spot / Outrights / Forwards / NDFs	$12.00	$7.00	$6.00	$4.00
OTC	1	Rates	Cross Currency Interest Rate Swaps (vanilla)	$12 00	$7.00	$6.00	$4.00
OTC	1	Rates	Interest Rate Swaps & FRAs (vanilla)	$12.00	$7.00	$6.00	$4.00
OTC	1	Rates	Amortizing/accreting IR swaps	$1200	$7.00	$6.00	$4.00
OTC	1	Rates	Overnight index swaps	$12.00	$7.00	$6.00	$4.00

IHS Markit

Contract number 00349507

Category	Band	Asset Class	Instrument Type	Price per Position per month or part thereof Someday Delivery	Price per Position per month or part thereof Nextday Delivery	Price per Position per month or part thereof Weekly Delivery	Price per Position per month or part thereof Monthly Delivery
OTC	1	Rates	Same currency basis swaps	$12.00	$7.00	$6.00	$4.00
OTC	1	Rates	Zero coupon interest rate swaps	$12.00	$7.00	$6.00	$4.00
OTC	1	Rates	Averaging IR Swaps	$12.00	$7.00	$6.00	$4.00
OTC	2	Commodity	Commodity Swaps (incl, gas, power, oil, base/precious metals, softs)	$19.00	$14.00	$12.00	$8.00
OTC	2	Commodity	Commodity Optional Forwards (Precious Metals only)	$19.00	$14.00	$12.00	$8.00
OTC	2	Credit	Loan TRS (simple)	$19.00	$14.00	$12.00	$8.00
OTC	2	Cross Asset	Structured Product/Exotic (price band 2)	$19.00	$14.00	$12.00	$8.00
OTC	2	Equity	Equity Forwards (add 50 cents for equity spot in output)	$19.00	$14.00	$12.00	$8.00
OTC	2	Equity	Stock/index Dividend Swaps (add 50 cents for equity spot in output)	$19.00	$14.00	$12 00	$8.00
OTC	2	Equity	Equity TRS - Stock/lndex Total Return Swaps (including Dividends) Add 50 cents for equity spot in output	$19.00	$14.00	$12.00	$8.00
OTC	2	F/X	American FX options	$19.00	$14.00	$12.00	$8.00
OTC	2	F/X	Digital European FX options	$19.00	$14.00	$12.00	$8.00
OTC	2	F/X	FX Variance Budget options	$19.00	$14.00	$12 00	$8.00
OTC	2	F/X	Optional Forwards	$19.00	$14.00	$12.00	$8.00
OTC	2	F/X	Vanilla FX options	$19.00	$14.00	$12 00	$8.00
OTC	2	Rates	SpreadLock	$19.00	$14.00	$12.00	$8.00
OTC	2	Rates	TBA	$19.00	$14.00	$12.00	$8.00
OTC	2	Rates	Caps + Floors	$19.00	$14.00	$12.00	$8.00
OTC	2	Rates	Mark-to-Market (MTM) Swaps	$19.00	$14.00	$12.00	$8.00
OTC	2	Rates	Price Locks	$19.00	$14.00	$12.00	$8.00
OTC	3	Commodity	Commodity TRS, CLN, index Swaps (standard indices)	$30.00	$22.00	$19.00	$13.00
OTC	3	Commodity	Vanilla Commodity Options (inc, gas, power, oil, base/precious metals, softs)	$30.00	$22.00	$19.00	$13.00
OTC	3	Credit	CDS Indices (iTraxx, CDX, MCDX, LCDX)	$30.00	$22.00	$19.00	$13.00
OTC	3	Credit	Corporate & Sovereign CDS (add $3 for liquidity scores)	$30.00	$22.00	$19.00	$13.00
OTC	3	Credit	TRX Instrument	$30.00	$22.00	$19.00	$13.00
OTC	3	Credit	Recovery Lock	$30.00	$22.00	$19.00	$13.00
OTC	3	Credit	Structured Finance Indices (ABX / CMBX / IOS / PO / MBX / PrimeX)	$30.00	$22.00	$19.00	$13.00
OTC	3	Credit	Total Return Swap - iBoxx	$30.00	$22.00	$19.00	$13.00
OTC	3	Credit	Total Return Swap (standard indices)	$30.00	$22.00	$19.00	$13.00
OTC	3	Cross Asset	Structured Product/Exotic (price band 3)	$30.00	$22.00	$19.00	$13.00
OTC	3	Equity	Basket Swaps with fixed weight/positions, excluding dividends (+)	$30.00	$22.00	$19.00	$13.00
OTC	3	Equity	OTC Vanilla European & American Equity Options (standard single stocks/indices/futures) Add 50 cents for equity spot in output	$30.00	$22.00	$19.00	$13.00

IHS Markit

Contract number 00349507

Category	Band	Asset Class	Instrument Type	Price per Position per month or part thereof sameday Delivery	Price per Position per month or part thereof Nextday Delivery	Price per Position per month or part thereof Weekly .Delivery	Price per Position per month or part thereof Monthly Delivery
OTC	3	Equity	Digital European Equity Options	$30.00	$22.00	$19.00	$13.00
OTC	3	F/X	FX Barrier options (single or double, vanilla or digital payoff, touch or no touch, forward starting window or partial)	$30.00	$22.00	$19.00	$13.00
OTC	3	Rates	Bond TRS	$30.00	$22.00	$19.00	$13.00
OTC	3	Rates	CLP / CLF Inflation Swaps	$30.00	$22.00	$19.00	$13.00
OTC	3	Rates	European Callable Swaps	$30.00	$22.00	$19.00	$13.00
OTC	3	Rates	European Swaption	$30.00	$22.00	$19.00	$13.00
OTC	3	Rates	Synthetic Mark-to-Market Swaps	$30.00	$22 00	$19.00	$13.00
OTC	3	Rates	Inflation Linked Swaps, excluding LPI Swaps	$30.00	$22.00	$19.00	$13.00
OTC	3.5	Cross Asset	Structured Product/Exotic (price band 3.5)	$39.00	$29.00	$25.00	$17.00
OTC	4	Commodity	Barrier Options (precious metals only)	$44.00	$33.00	$28.00	$19.00
OTC	4	Commodity	Commodity Option Strips, i.e. Caps & Floors (Inc, gas, power, oil, base metals, softs)	$44.00	$33.00	$28.00	$19.00
OTC	4	Commodity	Variance Swaps	$44.00	$33.00	$28.00	$19.00
OTC	4	Commodity	Commodity Swaptions	$44.00	$33.00	$28.00	$19.00
OTC	4	Credit	Asset Backed CDS (ABCDS)	$44.00	$33.00	$28.00	$19.00
OTC	4	Credit	Loan CDS (LCDS)	$44.00	$33.00	$28.00	$19.00
OTC	4	Cross Asset	Structured Product/Exotic (price band 4)	$44.00	$33.00	$28.00	$19.00
OTC	4	Equity	Basket TRS (+)	$44.00	$33.00	$28.00	$19.00
OTC	4	Equity	Variance Swaps (standard single name and indices)	$44.00	$33.00	$28.50	$19.00
OTC	4	Equity	Equity Quanto Basket Option (+)	$44.00	$33.00	$28.00	$19.00
OTC	4	F/X	FX Forward Vol Agreements	$44.00	$33.00	$28.00	$19.00
OTC	4	F/X	Variance Swaps	$44.00	$33.00	$28.00	$19.00
OTC	4	F/X	FX Boosted Knock Out Accumulator Forward with European Knock In	$44.00	$33.00	$28.00	$19 00
OTC	4	F/X	FX Target Accrual Redemption Note (TARN)	$44.00	$33.00	$28.00	$19.00
OTC	4	Rates	Bermudan Callable Swaps	$44.00	$33.00	$28.00	$19.00
OTC	4	Rates	Bermudan interest rate swaptions	$44.00	$33.00	$2800	$19.00
OTC	4	Rates	Bond TRS (Foreign Currency Bond)	$44.00	$33.00	$28.00	$19.00
OTC	4	Rates	CMM swaps	$44.00	$33.00	$28.00	$19.00
OTC	4	Rates	CMS swaps/caps/floors (non quanto)	$44.00	$33.00	$28.00	$19.00
OTC	4	Rates	LPI Swaps	$44.00	$33.00	$28 00	$19.00
OTC	4.5	Commodity	Volatility Swaps (precious metals only)	$65.00	$50.00	$40.00	$29.00
OTC	4.5	Cross Asset	Structured Product/Exotic (price band 4.5)	$65.00	$50.00	$40.00	$29.00
OTC	4.5	Equity	Cliquet Options	$65.00	$50.00	$40.00	$29.00

IHS Markit

Contract number 00349507

Category	Band	Asset Class	Instrument Type	Price per Position per month or part thereof Same day Delivery	Price per Position per month or part thereof Next day Delivery	Price per Position per month or part thereof Weekly Delivery	Price per Position per month or part thereof Monthly Delivery
OTC	4.5	Equity	Equity Volatility Swap	$65.00	$50.00	$40.00	$29.00
OTC	4.5	Equity	variance Options	$65.00	$50.00	$40.00	$29.00
OTC	4.5	Equity	Volatility Index Options	$65.00	$50.00	$40.00	$29.00
OTC	4.5	Equity	Equity Rainbow Option	$65.00	$50.00	$40.00	$29.00
OTC	4.5	F/X	FX Correlation Swaps	$65.00	$50.00	$40.00	$29.00
OTC	4,5	F/X	volatility Swaps	$65.00	$50.00	$40.00	$29.00
OTC	4.5	F/X	FX Pivot	$65.00	$50.00	$40.00	$29.00
OTC	4.5	F/X	FX Double Barrier Option (with European and/or American Feature)	$65.00	$50.00	$40.00	$29.00
OTC	4.5	Rates	Amortizing European Swaption	$65.00	$50,00	$40.00	$29.00
OTC	4.5	Rates	Bond Options	$65.00	$50.00	$40.00	$29.00
OTC	4.5	Rates	TBA Option	$65.00	$50.00	$40.00	$29.00
OTC	4.5	Rates	Inflation Linked Bond Asset Swap (No deflation floor)	$65.00	$50.00	$40.00	$29.00
OTC	4.5	Rates	CMS swaps/caps/floors (quanto)	N/A	N/A	$40.00	$29.00
OTC	4.5	Credit	Options on Credit Default Swap Indices	$65.00	$50.00	$40.00	$29.00
OTC	5	Credit	Credit Swap Basket	$100.00	$80.00	$76.00	$60.00
OTC	5	Credit	Standard Synthetic CDO Tranche (on the run indices iTraxx, CDX)	$100.00	$80.00	$76.00	$60.00
OTC	5	Credit	Supplemental Risk Report - Standard Synthetic CDO Tranche (on the run indices iTraxx. CDX)	$100.00	580.00	$76.00	$60.00
OTC	5	Credit	Total Return Swap—CDS Index	$100.00	$80.00	$76.00	$60.00
OTC	5	Credit	Perfect Asset Swap (Loan & Bond Underlying)	N/A	$80.00	$76.00	$60.00
OTC	5	Cross Asset	PRDC Binary Swap	$100.00	$80.00	$76.00	$60.00
OTC	5	Cross Asset	PRDC Swap	$100.00	$80.00	$76.00	$60.00
OTC	5	Cross Asset	Structured Product/Exotie (price band 5)	$100.00	$80.00	$76.00	$60.00
OTC	5	Equity	Equity Conditional Corridor Variance Swap	$100.00	$80.00	$76.00	$60.00
OTC	5	Rates	IRxx Index	$100.00	$80.00	$76.00	$60.00
OTC	5	Rates	American Capable Swaps	$100.00	$80.00	$76.00	$60.00
OTC	5	Rates	American interest rate swaptions	$100.00	$80.00	$76.00	$60.00
OTC	5	Rates	ASCOT	$100.00	$80.00	$76.00	$60.00
OTC	5	Rates	Callable Flipper Swaps	$100.00	$80.00	$76.00	$60.00
OTC	5	Rates	CMS Spread Options (non quanto / digital)	$100.00	$80.00	$76.00	$60.00
OTC	5	Rates	Curve Caps / Annuity Caps	$100.00	$80.00	$76.00	$60.00
OTC	5	Rates	Forward Starting Swaptions	$100.00	$80.00	$76.00	$60.00
OTC	5	Rates	FVA Swaption Straddles	$100.00	$80.00	$76.00	$60.00
OTC	5	Rates	Inflation Options, Caps, Floors	$100.00	$80.00	$76.00	$60.00

IHS Markit

Contract number 00349507

Category	band	Asset Class	instrument Type	Price per Position per month or part thereof Sameday Delivery	Price per Position poi month or part thereof Nextday Delivery	Price per Position per month or part thereof Weekly Delivery	Price per Position per month or part thereof Monthly Delivery
OTC	5	Rates	Range Accrual	$100.00	$80.00	$76.00	$60.00
OTC	5.5	Rates	Callable accreting/ amortizing swaps	$125.00	$100.00	$90.00	$75.00
OTC	5.5	Rates	Callable step-up coupon swaps	$125 00	$100.00	$90.00	$75.00
OTC	5.5	Rates	Amortizing European Callable Swap	$125.00	$100.00	$90.00	$75.00
OTC	5.5	Rates	Inflation Linked Bond Asset Swap With Deflation Floor (Option)	$125.00	$100.00	$90.00	$75.00
OTC	5.5	Credit	Hybrid Credit Tranche	$125.00	$100.00	$90.00	$75.00
OTC	5.5	Credit	Supplemental Risk Report - Hybrid Credit Tranche	$125.00	$100.00	$90.00	$75.00
OTC	5.5	Cross Asset	Structured Product/Exotic (price band 5.5)	$125.00	$100.00	$90.00	$75.00
OTC	6	Cross Asset	Structured Product/Exotic (price band 6)	$150.00	$120.00	$114.00	$90.00
OTC	6	Credit	Credit Linked Note (Single Debtor)	$150.00	$120.00	$114.00	$90.00
OTC	6	Equity	Index Correlation Swaps	$150.00	$120.00	$114.00	$90.00
OTC	6	Equity	Equity Knock-Out Decumulator Accumulator (KODA)	$150.00	$120.00	$114.00	$90.00
OTC	6	F/X	Fx Knock-Out Decumulator Accumulator (KODA)	5150.00	$120.00	$114.00	$90.00
OTC	6	Rates	iRxx Index and Constituents	$150.00	$120.00	$114.00	$90.00
OTC	6	Rates	Calable Range accrual	$150.00	$120.00	$114.00	$90.00
OTC	6	Rates	FlexCf	5150.00	$120.00	$114.00	$90.00
OTC	6.5	Cross Asset	Structured Product/Exotic (price band 6.5)	$175.00	$140.00	$128.00	$105.00
OTC	7	Cross Asset	Structured Product/Exotic (price band 7)	$200.00	$160.00	$142.00	$120.00
OTC	7.5	Cross Asset	Structured Product/Exotic (price band 7.5)	$225.00	$180.00	$156.00	$135.00
OTC	8	Cross Asset	Structured Product/Exotic (price band 8)	$250.00	$200.00	$170.00	$150.00
OTC	8.5	Cross Asset	Structured Product/Exotic (price band 8.5)	$275.00	$220.00	$184.00	$165.00
OTC	9	Cross Asset	Structured Product/Exotic (price band 9)	$300.00	$240.00	$198.00	$180.00
OTC	9.5	Cross Asset	Structured Product/Exotic (price band 9,5)	$320.00	$260.00	$220.00	$200.00
OTC	10	Cross Asset	Structured Product/Exotic (price band 10)	$400.00	$325.00	$275.00	$250.00
OTC	10.25	Credit	Credit Default Swap Baskets (1st to default)	$415.00	$33250	$316.67	$250.00
OTC	10.5	Cross Asset	Structured Product/Exotic (price band 10.5)	$480.00	$390.00	$330.00	$300.00
OTC	10.75	Credit	Bespoke Synthetic CDO tranches	$55500	$443.33	$422.22	$333.33
OTC	10.75	Credit	Supplemental Risk Report - Bespoke Synthetic CDO tranches	$555.00	$443.33	$422.22	$333.33
OTC	11	Cross Asset	Structured Product/Exotic (price band 11)	$560.00	$455.00	$385.00	$350.00
OTC	11.5	Cross Asset	Structured Product/Exotic (price band 11.5)	$5640.00	$520.00	$440.00	$400.00
OTC	12	Cross Asset	Structured Product/Exotic (price band 12)	$5720.00	$585.00	$495.00	$450.00
OTC	12.5	Cross Asset	Structured Product/Exotic (price band 12.5)	$800.00	$650.00	$550.00	$500.00

IHS Markit

Contract number 00349507

Category				Price per Position per month or part thereof Sameday Delivery	Price per Position per month or part thereof nextday Delivery	Price per Position per month or part thereof Weekly Delivery	Price per Position per month or part thereof Monthly Delivery
	Band	Asset Class	Instrument Type
OTC	13	Cross Asset	Structured Product/Exotic (price band 13)	$960.00	$780.00	$660.00	$600.00
OTC	13.5	Cross Asset	Structured Product/Exotic (price band 13.5)	$1,120.00	$910.00	$770.00	$700.00
OTC	14	Cross Asset	Structured Product/Exotic (price band 14)	$1,280.00	$1,040.00	$880.00	$800.00
OTC	14.5	Cross Asset	Structured Product/Exotic (price band 14.5)	$1,440.00	$1,170.00	$990.00	$900.00
OTC	15	Cross Asset	Structured Product/Exotic (price band 15)	$1,600.00	$1,300.00	$1,100.00	$1,000.00
OTC	15.5	Cross Asset	Structured Product/Exotic (price band 15.5)	$2,000.00	$1,625.00	$1,375.00	$1,250.00
OTC	16	Cross Asset	Structured Product/Exotic (price band 16)	$2,400.00	$1,950.00	$1,650.00	$1,500.00
OTC	16.5	Cross Asset	Structured Product/Exotic (price band 16.5)	$2,800.00	$2,275.00	$1,925.00	$1,750.00
OTC	17	Cross Asset	Structured Product/Exotic (price band 17)	$3,200.00	$2,600.00	$2,200.00	$2,000.00
OTC	17.5	Cross Asset	Structured Product/Exotic (price band 17.5)	$3,600.00	$2,925.00	$2,475.00	$2,250.00
OTC	18	Cross Asset	Structured Product/Exotic (price band 18)	$4,000.00	$3,250.00	$2,750.00	$2,500.00
OTC	18.5	Cross Asset	Structured Product/Exotic (price band 18.5)	$4,400.00	$3,575.00	$3,025.00	$2,750.00
OTC	19	Cross Asset	Structured Product/Exotic (price band 19)	$4,800.00	$3,900.00	$3,300.00	$3,000.00
OTC	19.5	Cross Asset	Structured Product/Exotic (price band 19.5)	$5,200.00	$4,225.00	$3,575.00	$3,250.00
OTC	20	Cross Asset	Structured Product/Exotic (price band 20)	$5,600.00	$4,550.00	$3,850.00	$3,500.00
OTC	20.5	Cross Asset	Structured Product/Exotic (price band 20.5)	$6,000.00	$4,875.00	$4,125.00	$3,750.00
OTC	21	Cross Asset	Structured Product/Exotic (price band 21)	$6,400.00	$5,200.00	$4,400.00	$4,000.00
OTC	21.5	Cross Asset	Structured Product/Exotic (price band 21.5)	$6,800.00	$5,525.00	$4,675.00	$4,250.00
OTC	22	Cross Asset	Structured Product/Exotic (price band 22)	$7,200.00	$5,850.00	$4,950.00	$4,500.00
OTC	22.5	Cross Asset	Structured Product/Exotic (price band 22.5)	$7,600.00	$6,175.00	$5,225.00	$4,750.00
OTC	23	Cross Asset	Structured Product/Exotic (price band 23)	$8,000.00	$6,500.00	$5,500.00	$5,000.00
OTC	23.5	Cross Asset	Structured Product/Exotic (price band 23.5)	$9,600.00	$7,800.00	$6,600.00	$6,000.00
OTC	24	Cross Asset	Structured Product/Exotic (price band 24)	$11,200.00	$9,100.00	$7,700.00	$7,000.00
OTC	24.5	Cross Asset	Structured Product/Exotic (price band 24.5)	$12,800.00	$10,400.00	$8,800.00	$8,000.00
OTC	25	Cross Asset	Structured Product/Exotic (price band 25)	$14,400.00	$11,700.00	$9,900.00	$9,000.00

IHS Markit
Notes:
Instruments denoted with (+) in Table 1 are subject to the following fee increases for larger ‘baskets’ of underlyings that are set out in the Position Files:
(a) Price for equity baskets.
(i) Increase Band by 0.5 for a small-size basket of 4-14 underlyings.
(ii) Increase Band by 1 for a mid-size basket of 15-28 underlyings.
(iii) Increase Band by 2 for a large-size basket of 29-50 underlyings.
(iv) For baskets with more than 50 underlyings, subject to agreement.
(b) Price for FX baskets.
(i) Increase Band by 0.5 for a small-size basket of 4-5 underlyings.
(ii) Increase Band by 1 for a mid-size basket of 6-8 underlyings.

Contract number 00349507 IHS Markit
(iii) Increase Band by 2 for a large-size basket of 9-15 underlyings.
(iv) For baskets with more than 15 underlyings, subject to agreement.
(c) Price equity baskets Swaps / TRS:
(i) Increase 30% to the base fee for baskets with 4-14 underlyings.
(ii) Increase 60% to the base fee for baskets with 15-30 underlyings.
(iii) Increase 100% to the base fee for baskets with 31-50 underlyings.
(iv) Increase 150% of the base fee for baskets with 51-100 underlyings.
(v) For baskets with more than 100 underlyings, subject to agreement.

Contract number 00349507

Schedule 2 to the Portfolio Valuations Addendum—Trade Translation
Term: One (1) year from (the “Acceptance Date”) and renewal subject to Section 2 of the Portfolio Valuations
Addendum.
Fees
One-Time Fee: A one-time fee of US $25,000 payable on Acceptance Date
Services included in One-Time Fee: Trade Translation of a mutually agreed upon format of Subscriber’s raw data file to be used for inputs into Portfolio Valuations for the Subscriber in accordance with the Addendum and Schedule 1.
Markit will build the translation by undertaking a one-off mapping of the trade details provided by Subscriber into the Upload Format, only where the trade details are received in the agreed format and sent by Subscriber.
The Instrument Types included in the Trade Translation One-Time Fee (which are separate and in addition to the Position Valuation Fees set out in Schedule 1) are listed in Table 1 below;
Table 1
[PLEASE POPULATE PURSUANT TO THE DEAL]
Instrument Type included for Trade Translation One-Time Fee
Process for additional Trade Translation: Upon receipt of request for an additional Instrument Type for Trade Translation not set out in Table 1 above, the following timeline will apply:
Markit will review coverage and availability, and:
a. if coverage is available, Markit will provide a timeline for the Trade Translation implementation taking into account complexity; or
b. if coverage is unavailable. Markit will notify Subscriber whether development work can be completed to expand coverage and timeline. If such development is unavailable, the Trade Translation request will be denied by Markit and Markit will have no obligation to provide such service.
Fees for additional Trade Translation: Where available in accordance with the foregoing, additional Instrument Types can be requested for Trade Translation and will be charged at a fixed one-time fee of $2,000 per each Trade Translation requested.
Format
(a) The One-Time Fee set out above is for initial configuration only of a raw file format mutually agreed between the parties- Markit will set-up and configure the Trade Translation and Subscriber must provide written approval (“Set-Up Approval) prior to any provision of the Trade Translation Service by Markit. Subscriber is then responsible for ensuring trade details are accurate and in the agreed upon format on an ongoing basis to avoid upload issues.
(b) The raw file format may not be changed, altered or modified in any way by Subscriber during submission of trade details following initial Set-Up Approval. If the raw file format is changed, altered or modified in anyway, the file and the Trade Translation may fail.

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Schedule 3 to the Portfolio Valuations Addendum – Trade Booking
Trade Booking Services Terms:
Where Trade Booking Services are supplied by Markit, the following workflow shall apply:
Subscriber will send, via the Services front end, the relevant term sheet for each Position Valuation for which it requires Trade Booking Services, along with details of the TradelD and Book Field for the respective Position Valuation, in order to allow Markit to commence position set up.
Markit will confirm estimated delivery for the Position Valuation, and delivery time will depend on the complexity of the trade and whether or not the structure an Instrument Type already included in Table 1 of Schedule 1.
Trade Booking Services Fees:
Markit will notify Subscriber of the relevant Fee banding within [Table 1 of Schedule 1] for each Position Valuation for which Subscriber has requested Trade Booking Services, and the Fee for the relevant Trade Booking Services shall be calculated as follows, with the Fee for the relevant Position Valuation payable in addition, per [Table 1 of Schedule 1]:
(a) Subscriber shall pay to Markit, with respect to Trade Booking Services [3 times the Portfolio Valuations Sameday /Nextday/Weekly/ Monthly Fee], per position per request, billed in the first month the trade is valued.
Contract number 00349507
IHS Markit

Exhibit A
Below is the current Markit pre-employment screening procedure in effect as of the Acceptance Date, which is subject to change without prior notice and in Markit’s sole discretion.
IHS Markit Human Resources Attestation Letter May 2018
Per IHS Markit Global Hiring Policy, employment is contingent upon successful completion and clearance of pre-employment screening. To conduct this screening, IHS Markit uses one of the largest screening providers in the world. Our Global Hiring Policy mandates that all new staff must have completed a number of mandatory checks prior to onboarding. These checks are as follows;
Drug Test (US only)
Criminal Record check (all countries globally in which IHSMarkit operate and local laws allow us to conduct this search)
Global Sanctions (all countries globally except US)
Pre-employment verification (APAC)
ID Check/Passport (UK & India)
Other checks may be conducted as follows;
Prior employment verification - 7 year look-back/3 previous employers
Education verification - validation of highest degree obtained.
Professional License (where applicable)
Address verification (India only)
Passport validation
Civil litigation (LATAM, APAC, India)
Credit check (where applicable and local laws allow)
SSN (US only)
Furthermore, IHS Markit requires that each Employee sign an Employment Agreement which Includes provisions concerning the handling of confidential information. The protection of IHS Markit’s confidential information is vital to the interests and the success of IHS Markit. Such confidential information includes handling Customer data or information.
Contract number 00349507
IHS Markit

INFORMATION SHEET
Contract Information
Contact Details for return of countersigned hardcopy contract to the customer
Company Name
Sammons Financial Group
Contact Name
Stacy Bagby
Contact Number
515-273-5930
Email address
sbagby@sfgmembers.com
Note: A signed original contract will be returned to the customer if at least two signed hardcopies of the contract are provided to IHS Markit Finance; otherwise the customer will be emailed an electronic countersigned contract.
Please print, sign and return contract in duplicate to Markit Finance at:
If signed by Markit Group Limited send to Markit Group Limited Attn: Finance Department IHS Markit, 4th Floor, Ropemaker Place, 25 Ropemaker Street, London, EC2Y 9LY, UK
If signed by Markit North America Inc. send to Markit North America, Inc., Attn: Finance Department IHS Markit, 5th Floor, 450 West 33rd Street New York, NY 10001, U.S.A
Financial Information
Special Instructions
Markit Internal Use Only.
Received by Finance
Date
By
In duplicate?
[Yes] No
Returned to Customer
Date
By
Delivery
[Fedex [Post] Email
Contract number 00349507
IHS Markit